As filed with the Securities and Exchange Commission on January 30, 2007
Registration No. 333-140239

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________

Integrated Pharmaceuticals, Inc.
(Name of Small Business Issuer in its Charter)

________________________

Idaho	2835	04-3413196
(State or other jurisdiction of	(Primary Standard Industrial	( I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Chinmay Chatterjee, Chief Executive Officer, Chief Financial Officer and Director
310 Authority Drive
Fitchburg, MA 01420
(978) 696-0020
(Name, Address and Telephone Number of Principal Executive Offices and Agent for Service)

With a Copy to:

Thomas C. Carey, Esq.
Bromberg & Sunstein LLP
125 Summer Street
Boston, MA 02110

(617) 443-9292

__________________________________

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.01 per share	15,000,000	$0.21	$3,150,000.00	$337.05

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the bid and asked price of our common stock on January 24, 2007.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 30, 2007.

INTEGRATED PHARMACEUTICALS, INC.

15,000,000 Shares of Common Stock

$0.01 par value

We are registering up to 15,000,000 shares of our common stock for sale by one of our shareholders from time to time. The selling shareholder will receive all the proceeds from the sale of the offered shares. See “Selling shareholder” on page 27 of this prospectus.

Our common stock is traded on the OTC Bulletin Board under the symbol “INTP.” The selling stockholder may sell common stock from time to time on the OTC Bulletin Board at the prevailing market price or in negotiated transactions. On January 24, 2007, the last reported bid price of our common stock was $0.20 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about certain risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at Integrated Pharmaceuticals, Inc., 310 Authority Drive, Fitchburg, MA 01420. Our telephone number is (978) 696-0020.

The date of this Prospectus is  January __ 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	3
USE OF PROCEEDS	7
MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS	8
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION	10
BUSINESS	17
MANAGEMENT	21
EXECUTIVE COMPENSATION	24
PRINCIPAL SHAREHOLDERS	26
SELLING SHAREHOLDER	27
DETERMINATION OF OFFERING PRICE	28
PLAN OF DISTRIBUTION	28
RELATED PARTY TRANSACTIONS	29
DESCRIPTION OF SECURITIES	31
SHARES ELIGIBLE FOR FUTURE SALE	32
INTERESTS OF NAMED EXPERTS AND COUNSEL	33
LEGAL MATTERS	33
EXPERTS	33
WHERE YOU CAN FIND MORE INFORMATION	33
FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (which we refer to as SEC). You should rely on the information provided in this prospectus. Neither we nor the selling shareholder listed in this prospectus have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholder are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Applicable SEC rules may require us to update this prospectus in the future.

This prospectus relates to the sale of up to 15,000,000 shares of our common stock by a stockholder, Dutchess Private Equities Fund, Ltd. (“Dutchess”). We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of securities under an Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with Dutchess, which permits us to "put" up to $10 million in shares of Common Stock to Dutchess. All costs associated with this registration will be borne by us.

The shares of Common Stock are being offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol INTP. On January 24, 2007, the last reported sale price of our Common Stock was $0.20 per share.

Dutchess is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of common stock under the Investment Agreement. Dutchess will pay us 94% of the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit. We expect to use substantially all of the net proceeds, if any, for general corporate and working capital purposes.

The Company

Integrated Pharmaceuticals, Inc. (“we” or the “Company”) was incorporated in Idaho in August 1969 as an exploratory mining company. In the late 1990s, our mining prospects appeared dim, and our board of directors decided to change our business focus. In 2000, we acquired Advanced Process Technologies, Inc., a Massachusetts corporation (“APTI”), in a share exchange in which 6,000,000 shares of our common stock were issued to the founders and a director of APTI, resulting in their ownership of about 82.5% of our common stock. As a result, we were transformed from a mining exploration into a biotechnology company focused on the production of specialty chemicals and food additives.

We are a development stage company. We seek to develop and market products that incorporate or are made with our proprietary products and processes. We are also growing our intellectual property portfolio relating to our products and processes. In particular, we are focusing our efforts on the development of nutraceuticals that use our proprietary calcium technology. Our efforts to find large-scale purchasers of our products have to date been unsuccessful. For that reason, we have changed our focus to consumer food products that include mineral supplements made with our proprietary processes. Our development efforts involve:

•	Proprietary dietary supplements

We have developed a patent-pending powdered calcium supplement that can be sold in packets like those used for artificial sweeteners. Each packet allows consumers to add 120 milligrams of soluble calcium per package into their soft drinks, coffee, tea, soup, dehydrated sauces and beverages. We are supplying this product to a distributor who has begun to market the item under its brand name “CAL-SAP®”. Our distributor currently supplies the product to a chain of about 59 grocery stores in New England, and is in discussions with other substantial distribution channels. The product is also available at the distributor’s website www.calsap.com. We are also developing a product consisting of a mixture of our calcium supplement with a commonly available artificial sweetener. We have no projected launch date for this product.

•	Mineral enhanced bottled water

We expect to launch a fortified bottled water product which contains at least 250 mg of calcium and 50 mg of magnesium per liter. We hope to launch this product by the second quarter of 2007. We hope to charge a premium for this mineral water as a "high end" product, which will be odorless and tasteless due to its high purity and due to our proprietary method of infusing liquids with mineral supplements. To our knowledge, no other company has successfully added more than 70 mg of calcium per liter of water without introducing adverse taste and odor.

The Offering

Common stock offered by the selling shareholder	15,000,000 shares

Common stock outstanding as of January 3, 2007	40,418,287 shares

Use of Proceeds:
We will not receive any of the proceeds from the sale of the shares by the selling shareholder. We will, however, receive proceeds in connection with the exercise of puts of our common stock to the selling shareholder, which shares may then be sold by the selling shareholder under this prospectus.

Risk Factors
An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption "Risk Factors" beginning on page 3.

OTC Bulletin Board Symbol	INTP

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS RELATED TO OUR BUSINESS

Our business, operations and financial condition are subject to various risks. Some of these risks are described below and you should take these risks into account in making a decision to invest in our common stock. This section does not describe all risks associated with us, our industry or our business, and it is intended only as a summary of the material risk factors. If any of the following risks actually occur, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously harmed. In that case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

We have had losses since our inception and expect losses to continue in the future. We may never become profitable.

We had net losses of $7,491,716 for the year ended December 31, 2004; $3,855,218 for the year ended December 31, 2005; and $1,565,592 for the nine months ended September 30, 2006. Our future operations may not be profitable if we are unable to develop our business. Revenues and profits, if any, will depend upon various factors, including whether we will be able to receive funding to develop and market new products or find additional businesses to operate and/or acquire. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business. We are currently in the early stages of our new business strategy and plan to increase marketing and development efforts. There is no assurance that our new strategy will be successful or that we will ever achieve profitability.

We may be required to obtain additional financing, which there is no assurance of obtaining on a favorable basis or at all.

As of December 31, 2006, our cash position was approximately $911,525. While we are effectuating our new business strategy, we expect to operate on a negative cash flow basis. There is no assurance that our current funds, including any funds that are available to us under the Investment Agreement with Dutchess, will be sufficient to fund operations over an extended period of time. If we were to require additional funds, there can be no assurance that any funds will be available or available on favorable terms. Any additional financing will also likely cause substantial dilution.

We are dependent on our Chief Executive Officer and other key executive officers and executives for future success.

Our future success depends to a significant degree on the skills, experience and efforts of our Chief Executive Officer, our Vice President of Research and Development, and other key executives. The loss of the services of any of these individuals could harm our business. None of our key executives have employment agreements with us. In addition, we have not obtained life insurance on any key executive officers. If any key executive officers left us or were seriously injured and became unable to work, our business could be harmed.

Our success will also depend upon the successful recruitment of a Vice President of Marketing and Sales. If we are unable to recruit or retain a suitable marketing professional, we may be unable to sell our products successfully.

We rely on third parties for the distribution of our products and to provide us with the ingredients for our products. The loss of any of these relationships could cause our revenue, earnings or reputation to suffer.

We currently sell our powdered calcium product through a single distributor. If we are unable to maintain that relationship, and to obtain sufficient additional distribution relationships on favorable terms, we may be unable to market our products successfully.

We rely on third parties to supply ingredients that we require to develop our products. We are not assured of an adequate supply or pricing on a long-term basis. If we are unable to obtain sufficient quantity, quality and variety of materials in a timely and low cost manner from our manufacturers, we will be unable to produce our products in a timely manner, which may cause us to lose revenue and market share or incur higher costs.

In addition, we do not own any of our water sources. Although we feel the long term rights to our municipal sources are well secured, any dispute over these rights that resulted in prolonged disruption in supply could cause an increase in cost of our product or shortages that would not allow us to meet the market demand for our product.

We depend upon maintaining the integrity of our water resources and manufacturing process. If our water sources, bottling processes, or manufacturing processes were contaminated for any reason, our business would be seriously harmed.

Our ability to attract customers in the bottled water market will depend upon our ability to maintain the integrity of our water resources and to guard against defects in, or tampering with, our manufacturing process. The loss of integrity in our water resources or manufacturing process could lead to product recalls and/or customer illnesses that could significantly reduce our ability to develop this line of business and subject us to potential liability.

The markets for bottled water and nutritional supplements are subject to rapid market change, introduction of competing products, and changing industry standards.

Competition is intense in both the bottled water and the nutritional supplement industry, and we must compete successfully in the areas of price, taste, quality, brand recognition, distribution capabilities, and reputation. We have a significant number of competitors, many of which have far greater resources than us. Among our principal competitors in the bottled water market are the Nestle Waters North America, The Coca-Cola Company, large regional brands owned by private groups, and local competitors. In the calcium supplement market, our competitors include GNC, Twinlab, Now, Source Naturals, Water Oz, and many others. Price reductions and the introduction of new products by our competitors can adversely affect our revenues, gross margins, and profits.

The bottled water and nutritional supplement industries are regulated at both the state and federal level. If we are unable to comply with applicable regulations and standards in any jurisdiction, we might not be able to sell our products in that jurisdiction, and our business could be seriously harmed.

The processing, formulation, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various state, local, and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues and increased costs to us.

For instance, the FDA regulates, among other things, the composition, safety, labeling, and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use). The FDA may determine that a particular dietary supplement or ingredient presents an unacceptable health risk, or may determine that a particular claim or statement of nutritional value that we use to support the marketing of a dietary supplement is an impermissible drug claim or an unauthorized version of a “health claim.”

Additional or more stringent regulations of dietary supplements have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, adverse event reporting, or other new requirements. Any of these developments could increase our costs significantly.

In addition, agencies of the state and federal governments (including the Federal Food and Drug Administration) regulate bottled water sold for human consumption. Our bottled water must meet FDA requirements of safety, labeling, processing and distribution under sanitary conditions and production in accordance with FDA "good manufacturing practices." Our water must meet Environmental Protection Agency standards established under the Safe Drinking Water Act for mineral and chemical concentration and drinking water quality and treatment, which are enforced by the FDA. State regulations set standards for water sources. We expect that the Massachusetts Department of Public Health will inspect our facility and require an independent laboratory analysis of our water before we are authorized to sell our water in Massachusetts. Each state and some local governments (including New York City) have separate licensing requirements that we must satisfy in order to sell our water in their jurisdictions. We have not yet received approval for our drinking water in any jurisdiction and can give no assurance that we will receive such approvals in the future.

Our water business will be seasonal, which may cause fluctuations in our stock price.

Although our overall business has not historically been seasonal, we expect that the period from June to September will represent the peak period for sales and revenues of our mineral water product due to increased consumption of beverages during the summer months. We expect that warmer weather in our geographic markets will tend to increase sales, and cooler weather will tend to decrease sales. To the extent that our quarterly results are affected by these patterns, our stock price may fluctuate to reflect them.

The sale of ingested products involves product liability and other risks.

We face an inherent risk of exposure to product liability claims if the use of our products results in illness or injury. The successful assertion or settlement of a claim or a significant number of claims could harm us by adding costs to the business and by diverting the attention of senior management from the operation of the business. We may also be subject to claims that our products contain contaminants, are improperly labeled, include inadequate instructions for use or inadequate warnings covering food borne illnesses, allergies or possible side effects or interactions with other substances. While we have product liability insurance for the sale of bulk products, we have not yet obtained product liability insurance for consumer sales. Product liability litigation, even if not meritorious, is very expensive and could also entail adverse publicity for us, thereby harming our ability to gain market share for our products and reducing revenue and operating results.

We may not successfully manage our growth.

We have a limited operating history as a manufacturer of nutritional supplements, and have no prior experience as a manufacturer of bottled water. Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and administrative, operational, and financial resources. To manage this growth, should there be growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business will be harmed.

RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK

Because our shares are deemed “penny stocks,” you may have difficulty selling them in the secondary trading market.

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as therein defined) of less than $5.00 per share that is not registered or approved for registration on a national securities exchange. Because our common stock comes within the definition of penny stock, these regulations require that a broker-dealer, prior to any transaction involving our common stock, deliver a risk disclosure schedule explaining the penny stock market and the risks associated with it. The broker-dealer must also provide the customer with bid and offer quotations for the penny stock, disclose any compensation of the broker-dealer and any salesperson in the transaction, and provide monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock. As a result, the market liquidity for our common stock may be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

Our compliance with the Sarbanes-Oxley Act of 2002 and SEC rules concerning internal controls may be time-consuming, difficult and costly.

We are a voluntary reporting public reporting company in the U.S. and, accordingly, subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002. The costs of preparing and filing annual and quarterly reports and other information with the SEC will cause our expenses to be higher than they would be if we were a privately-held company.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act of 2002. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with Sarbanes-Oxley’s internal controls requirements, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

Our securities have been thinly traded on the Over-The-Counter Bulletin Board, which may not provide liquidity for our investors.

Our securities are quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

We do not intend to pay dividends in the foreseeable future, and you may therefore never see a return on your investment.

We do not anticipate the payment of cash dividends on our Common Stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. Therefore, you may never see a return on your investment. Investors who anticipate a need for immediate income from their investment should not purchase the securities offered in this prospectus.

RISKS RELATED TO OUR INVESTMENT AGREEMENT WITH DUTCHESS

Existing stockholders may experience significant dilution from the sale of securities pursuant to our Investment Agreement with Dutchess.

The sale of shares pursuant to our Investment Agreement with Dutchess will have a dilutive impact on our stockholders. As a result, our net income per share, if any, could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares we will have to issue to Dutchess to satisfy our “put” for a specific dollar amount of shares. If our stock price decreases, then our existing stockholders would experience greater dilution.

Dutchess will pay less than the then-prevailing market price of our common stock, which may cause our stock price to decline.

The common stock to be issued under our agreement with Dutchess will be purchased at a 6% discount to the lowest closing bid price for the five days immediately following our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our Common Stock to decline, and you may not be able to sell our stock for as much as you paid for it.

We may not be able to access sufficient funds under the Investment Agreement with Dutchess when needed.

We will depend on external financing to fund our planned expansion. We hope to meet these financing needs in large part through our agreement with Dutchess. However, due to the terms of the Investment Agreement, this financing may not be available in sufficient amounts, or at all, when needed. As a result, we may not be able to grow our business as planned.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholder. We will not receive proceeds from the sale of shares of Common Stock in this offering. However, we will receive the proceeds from the sale of shares of Common Stock to Dutchess under the Investment Agreement. The purchase price of the shares purchased under the Investment Agreement will be equal to 94% of the lowest closing bid price of our Common Stock on the Over-the-Counter Bulletin Board for the five days immediately following the date of our notice of election to exercise our put. Although the total amount of, and timing of the receipt of, any such proceeds is uncertain, such proceeds, if received, will be used for general corporate purposes, including our attempts to market and sell our calcium supplement powder and our calcium fortified bottled water.

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market for Our Common Stock

The Company’s common stock is traded on the basis of inter-dealer quotations that are reported in the Pink Sheets or the OTC Bulletin Board. The prices shown reflect inter-dealer bid prices, without retail mark-up, mark-down or commission. The range of high and low bid information for our common stock during the periods indicated below are as follows:

		Lo	Hi

2004	Q1	$ 1.40	$ 3.75
	Q2	$ 2.70	$ 3.30
	Q3	$ 2.35	$ 3.23
	Q4	$ 1.70	$ 3.17
2005	Q1	$ 1.74	$ 2.75
	Q2	$ 0.95	$ 2.00
	Q3	$ 0.37	$ 1.40
	Q4	$ 0.24	$ 0.70
2006	Q1	$ 0.22	$ 0.51
	Q2	$ 0.20	$ 0.28
	Q3	$ 0.10	$ 0.27
	Q4	$ 0.06	$ 0.50

Holders

As of January 3, 2007, there were approximately 493 shareholders of record of our common stock.

Dividends

The Company has not declared any dividends on its common stock during the past two years. The Company is not subject to any restrictions on its ability to declare dividends. However, we currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

Equity Compensation Plans

Information regarding our equity compensation plans, as of December 31, 2005, is set forth in the table below:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	1,160,000	$060	440,000
Equity compensation plans not approved by security holders	0	___	0
Total	1,160,000	$0.60	440,000

FORWARD LOOKING STATEMENTS

We have included and from time to time may make in our public filings, press releases or other public statements, certain statements, including, without limitation, those under “Management’s Discussion and Analysis of Financial Condition and Plan of Operation” included in this prospectus. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control.

The nature of our business makes predicting the future trends of our revenues, expenses and net income difficult. The risks and uncertainties involved in our businesses could affect the matters referred to in such statements and it is possible that our actual results may differ materially from the anticipated results indicated in these forward looking statements. Important factors that could cause actual results to differ from those in the forward-looking statements include, without limitation, the factors discussed above in the section entitled “Risk Factors” and the following:

•	the relative success of our marketing and advertising efforts;

•	our ability to produce our products economically and in quantity, assuming that our sales efforts succeed;

•	competition, including price competition and competition with other nutritional supplements or beverages;

•	our ability to obtain and continue successful relationships with distributors of our products;

•	general economic and business conditions; and

•	our ability to meet our financial obligations.

The factors listed in the section entitled “Risk Factors” in the section above, as well as any other cautionary language in this report, provide examples of risks, uncertainties and events which may cause our actual results to differ materially from the expectations we described in our forward-looking statements.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of the prospectus or supplements to this prospectus.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or supplements to this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND PLAN OF OPERATION

You should read the following discussion in conjunction with our financial statements, together with the notes to those statements included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions such as statements of our plans, objectives, expectations and intentions. Our actual results may differ materially from those discussed in these forward-looking statements because of the risks and uncertainties inherent in future events.

We were incorporated in Idaho in August 1969 as an exploratory mining company. In the late 1990s, our mining prospects appeared dim, and our board of directors decided to change our business focus. In 2000, we acquired Advanced Process Technologies, Inc., a Massachusetts corporation (“APTI”), in a share exchange in which 6,000,000 shares of our common stock were issued to the founders and a director of APTI, resulting in their ownership of about 82.5% of our common stock. As a result, we were transformed from a mining exploration into a biotechnology company focused on the production of specialty chemicals and compounds and food products. Our efforts to find large-scale purchasers of our products have to date been unsuccessful. For that reason, we have changed our focus to consumer food products that include mineral supplements made with our proprietary processes.

Plan of Operation

We are now a development stage company. As described in further detail below, we had no substantial operating revenue in 2004, 2005 or in the first nine months of 2006. However, during 2005, we completed construction of our production facility and focused on sales and new product development. In 2005, we also developed a proprietary process to deliver calcium in foods or beverages without altering the taste or the flavor of the food or beverage. We have filed U.S. patent applications to protect our process. In 2006, we supplemented our patent portfolio and focused on the sale and marketing of our powdered calcium supplement and the development of a plan to make and sell mineral water made with our proprietary processes.

Over the next twelve months we hope to increase our sales and distribution of our calcium powder supplement currently marketed under the brand name “CAL-SAP™”, and we plan to acquire bottling equipment and develop distribution relationships to enable us to bring our proprietary mineral water to market. We have also developed a process to manufacture a dairy product, and hope to bring a dairy product to market in 2008.

As described below, we raised approximately $1,050,260 in a private placement of our common stock in December 2006. We anticipate that we will require additional amounts in 2007 in order to advertise, market and distribute our bottled water and our calcium supplement products in 2007 and 2008. Other than our arrangement with Dutchess, we have no commitments from financial sources for this additional capital.

Critical Accounting Policies

This management discussion and analysis is based on our consolidated financial statements which are prepared using certain critical accounting policies that require management to make judgments and estimates that are subject to varying degrees of uncertainty. While we believe that these accounting policies, and management’s judgments and estimates, are reasonable, actual future events can and often do result in outcomes that can be materially different from management’s current judgments and estimates. We believe that the accounting policies and related matters described in the paragraphs below are those that depend most heavily on management’s judgments and estimates.

Fiscal Year

The Company has a December 31 year-end.

Revenue Recognition

Revenues and costs of revenues for services are recognized when the contract services are furnished or delivered. As the Company begins production and shipment of its products, revenue will be recognized when there is credible evidence that an arrangement exists with the purchaser, the price is fixed and determinable, and collectability of the charges is reasonably assured. Products will be shipped FOB and title will pass upon shipment.

Accounts Receivable

The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. The Company’s policy is not to accrue interest on trade receivables. At December 31, 2005 and 2004, the Company determined no allowance for doubtful accounts was required.

Cash and Cash Equivalents

The Company considers all highly liquid investments, with a maturity of three months or less at the date of acquisition, to be cash equivalents.

Advertising and Marketing

Advertising and marketing costs are charged to operations in the year incurred.

Income Taxes

We account for our income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Basic and Diluted Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards Statement No. 128, “Earnings Per Share”. Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing the net income (loss) adjusted for interest expense on convertible debt by the weighted average number of basic shares outstanding increased by the number of shares that would be outstanding assuming conversion of the exercisable stock options and warrants, and convertible debt. Diluted net loss per share is the same as basic net loss per share at December 31, 2005 and 2004 as inclusion of the common stock equivalents would be anti-dilutive. The Company had a total of 6,729,068 and 4,491,700 shares at December 31, 2005 and 2004 respectively that would be issued if all options and warrants were exercised.

Fair Value of Financial Instruments

The Company’s financial instruments as defined by Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” include cash, receivables, prepaid expenses, payables and accrued expenses and short-term borrowings. All instruments are accounted for on an historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2005 and 2004.

Inventory

The Company maintains an inventory of raw materials, work in process, and finished goods. Inventories are stated at the lower of cost or market. Cost has been determined by using the first-in, first-out method. As of September 30, 2006, the Company’s raw material, work in process, and finished goods inventories totaled $61,766, $9,142, and $44,410 respectively.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of five to ten years.

Accounting for Stock Options and Warrants Granted to Employees and Nonemployees

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

Development Stage Activities

The Company began a new development stage on February 1, 2003, when it discontinued outside contract research as its primary focus. It is now primarily engaged in the development and production of nutritional supplements that include mineral compounds produced using our proprietary processes.

Research and Development

Research and development expenses for non-contract related projects are charged to operations as incurred. Prior to the beginning of the development stage, while the Company was performing contract research, certain expenses incurred for specific research and development contracts were borne by the customers. These expenses, including materials and supplies, labor and benefits and depreciation of equipment used in the research, were all included in cost of goods sold.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.

Results of Operations

Revenues and expenses consist of the following components:

Revenues.  Revenues consist primarily of sales of our calcium supplement.

Cost of Goods Sold.   Cost of sales consists of the purchase price of materials and supplies, labor and benefits, and other overhead costs associated with production. During 2004, 2005, and the nine months ended September 30, 2006, costs normally associated with overhead costs were included in idle facility cost, due to the small amount of production that occurred in each year.

Selling, General and Administrative Expenses.   Selling, general and administrative expenses consist of compensation for sales, marketing, delivery, administrative, information technology, and customer service personnel, advertising, marketing and promotional expenses, shipping and handling expenses, facility expenses, website development costs, professional service fees and other general corporate expenses.

Year Ended December 31, 2005 Compared To Year Ended December 31, 2004

Revenue

We had no operating revenue during 2004; and our operating revenue for the year 2005 was $77,341.

Cash and Cash Equivalents

As of December 31, 2005, and December 31, 2004, our cash position was approximately $182,582 and $1,461,708, respectively.

Research & Development

As of December 31, 2005, and December 31, 2004, we had four scientists actively engaged in three research and development projects:

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The Calcium Supplement Project. We have filed two patent applications relating to a new process for adding a calcium supplement to beverages in a manner that does not affect the taste or flavor of the beverage. We expect to continue to refine our processes related to the calcium supplement product as we gain experience in making this product.

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The Baking/Dairy Product. We have filed two patent applications relating to the production and distribution of a popular food product that relates to dairy and baking consumption. At present, however, due to the effort required to successfully produce and distribute our bottled water and calcium supplement products, we do not anticipate bringing this product to market before 2008.

•
The Generic Drug Project. As of December 31, 2005, we were conducting preliminary research concerning the production of generic drugs through novel recombinant DNA processes. This project had been underway since August 2004. By “recombinant DNA processes” we mean a process whereby the DNA of an organism, such as the bacterium E Coli, is modified in a manner that causes it to produce a desired compound. The organism then reproduces, and a colony of organisms that produce the compound can be purified. As of December 31, 2005, we had spent approximately $55,000 on this project. We are not dependant upon cash inflows from the results of this project to fund our business, and are no longer devoting substantial resources to this project as our primary focus is on our calcium supplement and mineral water products.

Plant and Equipment

Our expenditures through December 31, 2005 and December 31, 2004 on plant and equipment totaled approximately $2.2 million and $0.5 million, respectively.

Number of Employees

As of December 31, 2004, we had 19 full-time and two part-time employees. As of December 31, 2005, we had 7 full-time employees and one part-time employee.

Financial Condition

In 2004, we raised approximately $5.6 million (net of expenses) through the sale of common stock, plus nearly $400,000 through the sale of convertible notes. During 2004 we applied about $41,000 towards the repayment in full of the loans from our directors. Prior to December 31, 2004, holders of all our outstanding convertible notes converted their notes to common stock. Our cash position at December 31, 2004 was approximately $1.46 million.

During calendar year 2005, we raised approximately $1,000,325 from investors in a private placement of common stock. In September 2005, we reduced our monthly cash expenditures to less than $80,000. our cash position at December 31, 2005 was $182,582.

Operations

We had no operations in 2004. In 2005, we concentrated on the financing and construction of our production facility in Fitchburg, Massachusetts. As of December 31, 2005, we had begun making gluconate and lactate products in our facility and filling small purchase orders from paying customers.

Nine Months Ended September 30, 2006 Compared To Nine Months Ended September 30, 2005

Revenue

Our operating loss for the nine month periods ended September 30, 2006 and September 30, 2005 was $1,559,829 and $3,347,895, respectively.

Cash and Cash Equivalents

As of September 30, 2006, and September 30, 2005 our cash position was approximately $142,538 and $119,764, respectively. Since September 30, 2006, we have raised an additional $1,050,260 through the private sale of stock through a private placement of units priced at $0.06 per share, with each unit consisting of one share of common stock and a warrant to purchase one-half of a share of common stock at a price of $0.35 per share, exercisable through June 30, 2008. We believe that our cash on hand and commitments received will be sufficient to sustain our operations through the next 6-9 months (depending on the cost of acquiring and installing our water bottling equipment), by which time we will need either to generate cash flow from the sale of our products or to raise additional capital to sustain our operations.

Research & Development

As of September 30, 2005, we had four scientists actively engaged in research and development, and contemplated undertaking the Calcium Supplement Project and the Baking/Dairy Project described above. As of September 30, 2006, we had three scientists actively engaged in these projects.

Plant and Equipment

Our expenditures for the nine months periods ended September 30, 2006 and September 30, 2005 on plant and equipment totaled approximately $39,664 and $199,096, respectively.

Number of Employees

As of September 30, 2006, we had 6 full-time employees and one part-time employee. As of September 30, 2005, we had 7 full-time employees and one part-time employee.

Financial Condition

As of September 2005, we had reduced our monthly cash expenditures to less than $80,000. Our cash position at September 30, 2005 was $119,764. As of September 30, 2006, our monthly cash expenditures were $81,375 and our cash position was $142,538.

Operations

As of September 30, 2005, we had begun making gluconate and lactate products in our facility and filling small purchase orders. As of September 30, 2006, we had transitioned our business from manufacturing specialty chemicals and compounds to the production and sale to consumers of our calcium supplement product. As of September 30, 2006, we had begun supplying this product in bulk to a distributor, who currently supplies the product under the brand name “CAL-SAP™” to a chain of about 59 grocery stores in New England and on the distributor’s website, www.calsap.com.

Off-Balance Sheet Arrangements

We have no off-balance sheet financing arrangements.

Material Commitments for Capital Expenditures

We have no current commitments requiring us to make capital expenditures. We expect to spend approximately $100,000 in 2007 to purchase and install water bottling equipment at our Fitchburg facility. We have three scientists actively engaged in research and development and in quality control. We anticipate spending $150,000 in research and development activities by the end of the year, if funds are available, for improvements of our calcium supplement related products, our bottled water and additional research and development projects.

Other than as described above, we know of no long-term or short-term trends or events that have or are reasonably likely to have a material impact on or short-term or long-term liquidity. Our long-term liquidity will be affected by our ability to generate sales, which is subject to uncertainties. In addition, we are obligated to purchase our Fitchburg facility by September 2008. At that time, the purchase price would be approximately $1.75 million. We have not yet arranged for financing for this purchase.

Our capital needs in the next year will depend upon the amount and mix of our sales of products (assuming that we have such sales at all). We expect that we will need additional amounts in 2007 to hire personnel, advertise, market and distribute our bottled water, calcium supplement products.

Seasonality

We are not aware of any trends that are likely to have a material impact on our liquidity, or on our net sales or revenues or income from continuing operations. We are not aware of any seasonality in our business to date. However, although our overall business has not historically been seasonal, we expect that the period from June to September will represent the peak period for sales and revenues of our mineral water product due to increased consumption of beverages during the summer months. We expect that warmer weather in our geographic markets will tend to increase sales, and cooler weather will tend to decrease sales. To the extent that our quarterly results are affected by these patterns, our stock price may fluctuate to reflect them.

Recent Accounting Pronouncements

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No.

140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations at September 30, 2006.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140” (hereinafter “SFAS No. 155”). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations at September 30, 2006.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” (hereinafter “SFAS No. 154”) which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. The Company does not expect SFAS No. 154 to have an impact on its consolidated financial position, results of operations, or cash flows at December 31, 2005.

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “conditional asset retirement obligation,” which as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations at December 31, 2005.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will have no impact on the financial statements of the Company at December 31, 2005.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, “Accounting for Stock Based Compensation.” This statement supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” The Company expects no changes to its financial reporting as it is currently reporting and complying with the fair value method of SFAS No. 123.

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 151, “Inventory Costs— an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company had previously adopted this statement for its year ended December 31, 2004. For the years ended December 31, 2005 and 2004, the Company has recorded $1,021,292, and $407,890 respectively, as idle facility expense. For the nine months ended September 30, 2006, the Company has recorded $439,007 as idle facility expense.

BUSINESS

The Company

We are a biotechnology company dedicated to the production of specialty chemicals and nutraceuticals for sale to distributors and retailers. We focus on compounds and nutraceuticals that have proven therapeutic or nutritional value in humans, plants and/or animals. In January 2003, we changed our business model from that of performing contract research and development to the production of compounds using our patented processes so that we could retain for our own use the intellectual property we develop and commercialize our proprietary technologies with production facilities that we hoped to develop. During 2003 and 2004, we directed our efforts towards the establishment of a production facility and raising capital to finance that facility and its operations. During 2005, we completed construction of our production facility and focused on sales and new product development. In 2005, we also developed a proprietary process to deliver calcium in foods or beverages without altering the taste or the flavor of the food or beverage. We have filed U.S. patent applications to protect our process. To the best of our knowledge, no one else has the ability to add calcium in a manner that does not affect the taste or flavor of the food or beverage. In 2006, we supplemented our patent portfolio and focused on the sale and marketing of our powdered calcium supplement and the development of a plan to make and sell mineral water made with our proprietary processes.

Our current product line

We have developed a patent-pending calcium supplement that can be sold in packets like those used for artificial sweeteners. Each packet allows consumers to add 120 milligrams of soluble calcium per package into their soft drinks, coffee, tea, soup, dehydrated sauces and beverages. To the best of our knowledge, this is a unique product because of its lack of adverse taste or odor. We have signed an agreement with Naples Marketing Systems LLC (“Naples”) for the distribution of this product. Naples is selling the packets under the brand name “CAL-SAP™”, and currently supplies the product to a chain of about 59 grocery stores in New England, and is in discussions with other substantial distribution channels. The product is also available at Naples’ website www.calsap.com. Our license agreement with Naples does not have any minimum sales requirement, license fees, or royalties. It does, however, require Naples to purchase its ingredients from us, to the extent that we can make them. We are also developing a product consisting of a mixture of our calcium supplement and commercially available artificial sweeteners, which we hope to bring to market in 2008.

Our product pipeline

We expect to launch a fortified bottled water product in the second quarter of 2007. We expect our water to have at least 250 mg of calcium and 50 mg of magnesium per liter, and yet to be odorless and tasteless. We plan to price this mineral water as a high end product due to its purity. To our knowledge, no other company has successfully added more than 70 mg of calcium per liter to water without introducing adverse taste and odor. In 2005, close to $1.8 billion worth of fortified beverages and almost $10 billion of packaged water bottles were sold in the United States, and the worldwide market for bottled water was $46 billion.

We have also developed a process to manufacture a dairy product. Although we have filed an application to patent this technology, we have not yet made serious efforts to commercialize this product due to the effort required to successfully develop and distribute our bottled water and calcium supplement products. We hope to bring a dairy product to market in 2008.

Competition

We will be a small producer in industries where substantial resources are generally devoted to sales and marketing and development. Competition is intense in both the bottled water and the nutritional supplement industry, and we have several competitors in each industry that have far greater resources than us. Among our principal competitors in the bottled water market are the Nestle Waters North America, The Coca-Cola Company, large regional brands owned by private groups, and local competitors in the markets that we serve. In the calcium supplement market, our competitors include GNC, Twinlab, Now, Source Naturals, Water Oz, and many others.

Source and Availability of Raw Materials; Principal Suppliers

The primary raw materials of our calcium supplement products is glucose (sometimes called dextrose) which is derived from corn; and lactic acid, which is derived from glucose. Glucose is a commodity product that is widely available from such companies as Corn Products International. Lactic acid is widely available. Our principal suppliers have been Boremco, Inc. and Ashland Chemicals Inc. both distributors. While this materials is readily available, its price is often related to the prices of energy and corn, and thus may be volatile. We intend to obtain the water for our bottled mineral water product from municipal sources.

Proprietary Rights and Licensing

We rely heavily on patents and trade secrets to protect our production techniques. Currently, we are the exclusive licensee of two issued patents, U.S. patent nos. 6,416,981 and 6,828,130 relating to the production of gluconate derivatives; and a divisional patent application that broadens the protection with respect to gluconate derivatives. The issued patents are a key component of our business plan. Three of our directors, through their partnership, NEC Partnership, have entered into a license with us granting us exclusive rights to these patents and non-exclusive rights to related trade secret information. Under the terms of the license, we are required to pay a 3% royalty to NEC Partners for sales of products made with the process covered by the patent, or $25,000 per quarter, whichever is greater. The quarterly minimum does not apply in any year in which the Company’s sales are less than $5 million or to years in which the Company’s earnings before depreciation, interest and taxes (EBITDA) on sales of licensed products is less than 12.5%. The 3% royalty and the $25,000 minimum quarterly payment are reduced by one-half if we continue to employ all three of the NEC partners on a full-time basis. We are also the owners of eight US patent applications related to other aspects of our gluconate derivative technology, including applications relating to our calcium supplement and our dairy product.

We anticipate substantial ongoing patent filing activity relating to our existing technology.

We seek to limit disclosure of our intellectual property by requiring employees, consultants and any third party with access to ours proprietary information to execute confidentiality agreements and by restricting access to the proprietary part of the applications.

Regulatory Background

The processing, formulation, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various state, local, and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues and increased costs to us.

For instance, the FDA regulates, among other things, the composition, safety, labeling, and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use). The FDA may not accept the evidence of safety for any new dietary ingredient that we may wish to market, may determine that a particular dietary supplement or ingredient presents an unacceptable health risk, or may determine that a particular claim or statement of nutritional value that we use to support the marketing of a dietary supplement is an impermissible drug claim or an unauthorized version of a “health claim.”

In addition, the Federal Food and Drug Administration (FDA), regulates bottled water as a "food." Accordingly, our bottled water must meet FDA requirements of safety for human consumption, of processing and distribution under sanitary conditions and of production in accordance with the FDA "good manufacturing practices." To assure the safety of bottled water, the FDA has established quality standards that address the substances that may be present in water which may be harmful to human health as well as substances that affect the smell, color and taste of water. These quality standards also require public notification whenever the microbiological, physical, chemical or radiological quality of bottled water falls below standard.

The labels affixed to bottles and other packaging of the water are subject to FDA restrictions on health and nutritional claims for foods under the Fair Packaging and Labeling Act. In addition, all drinking water must meet Environmental Protection Agency standards established under the Safe Drinking Water Act for mineral and chemical concentration and drinking water quality and treatment that are enforced by the FDA. We are subject to the food labeling regulations required by the Nutritional Labeling and Education Act of 1990. We believe we will operate in compliance with these regulations.

As a producer of bottled water, we will be subject to periodic, unannounced inspections by the FDA. Upon inspection, we must be in compliance with all aspects of the quality standards and good manufacturing practices for bottled water, the Fair Packaging and Labeling Act, and all other applicable regulations that are incorporated in the FDA quality standards.

We also must meet state regulations in a variety of areas. These regulations set standards for approved water sources and the information that must be provided. To date, we have not received or applied for approval for our drinking water in any jurisdiction. Our product labels are subject to state regulation (in addition to the federal requirements) in each state where the water products are sold. These regulations set standards for the information that must be provided and the basis on which any therapeutic claims for water may be made.

The laws that regulate our activities and properties are subject to change. As a result, there can be no assurance that additional or more stringent requirements will not be imposed on the our operations in the future. Although we believe that our water supply, products and bottling facilities are in substantial compliance with all applicable governmental regulations, failure to comply with such laws and regulations could have a material adverse effect on our business.

Other than our fortified mineral water, our current product portfolio consists of already proven clinically active compounds that do not require further regulatory approval. Nevertheless, these products must comply with United States Pharmacopoeia (USP) standards as well as our customers’ quality standards. Tests on samples produced so far indicate that these products meet USP standards.

We intend to produce our products in compliance with the FDA’s Current Good Manufacturing Practice (cGMP) standards, where appropriate. Our officers have collectively over sixty years of experience with cGMP standards and are confident that their production processes will meet or exceed these requirements.

Research and Development Expenditures

We spent $452,116 and $276,341 on research and development in 2004 and 2005, respectively, and $134,452 in the nine months ended September 30, 2006. Of the amount spent in 2004, approximately $407,166 was spent on the development of our carbohydrate production technology, and $45,000 was spent on our recombinant generic drug development research. Of the amount spent in 2005, approximately $198,693 was spent on the development of our carbohydrate production technology and $77,648 was spent on recombinant generic drug development research. Of the amount spent in 2006, $134,452 was spent on the development of our carbohydrate production technology and $0 was spent on recombinant generic drug development research. Our expenses associated with developing our calcium supplement, bottled water and yogurt products are all classified for this purpose as carbohydrate production technology.

Environmental Compliance

We do not use or generate hazardous materials in our production. Our wastewater is expected to meet standards permitting use of the Fitchburg wastewater treatment facility without any supplemental treatment. The total cost of wastewater disposal will be quite modest. We believe that our production processes are less costly, in environmental terms, than the production processes currently used by our competitors.

Employees

As of December 31, 2006, we had 6 full-time and one part-time employees. Of these, two are senior management who also perform research and development work.  None of our employees are represented by a labor union, and we consider relations with our employees to be good.

Properties

We own no real estate. We lease a 38,000 square foot production building in Fitchburg, Massachusetts which we use for our operations. The building is located on an 11-acre parcel of land.

The lease term for the Fitchburg facility commenced in September 2003 and continues through September 2008. Base rent for the facility for the current year of the lease (which continues through September 2007) is $11,956 per month. The base rent of the lease increases annually by 3%. Until April 2007, this base rent is payable in the form of our common stock, valued at $1.00 per share. Starting in April 2007, our base rent is payable 50% in stock (using the $1.00 per share valuation) and 50% in cash. We are also responsible for paying, as “additional rent,” the cost of utility services, building maintenance, insurance, real estate taxes and the like. We have the option to purchase the Fitchburg property (including the land), and are obligated to do so by September 2008. The lease does not specify the consequences of a failure to purchase the property by September 2008. We have been advised that we would be liable to the landlord for the excess, if any, of the price at which would then be obligated to purchase the property (approximately $1.75 million) over its then-current value. The building is in good condition. Our rent payments are personally guaranteed by Chinmay Chatterjee, Nilu Chatterjee and Edward Furtado.

The Fitchburg facility includes laboratories and offices for secretarial and other support services. The laboratories meet BL I/II standards as per CDC/NIH guidelines for recombinant microbial and plant research activities. The facility includes several dedicated HVAC units for air supplies. The laboratories are all equipped with large autoclave, Biosafety Cabinets, temperature controlled multiple incubators, bioreactors, microscopes, UV/Visible spectrophotometer, centrifuges, -80oC Freezers, chromatography equipment and other analytical instruments required for advanced biotechnology research and biopharmaceutical production operations.

Investment Policies

We currently invest our surplus funds in bank instruments and accounts. We do not invest in real estate or mortgages.

Legal Proceedings

We are not a party to any pending legal proceedings, nor is our property the subject of any pending legal proceeding.

MANAGEMENT

The following table sets forth the name, age and position of each of our executive officers and directors:

Name	Age	Position with the Company	Director Since
Chinmay Chatterjee, Ph.D.	47	Director, Chief Executive Officer and President	2000
Nilu P. Chatterjee, Ph.D.	48	Director and Vice-President of Research and Development and Treasurer	2000
Edward D. Furtado	51	Director, Vice-President of Operations and Secretary	2000
David H. Smith II	67	Director	2004
Sally Johnson Chin	58	Director	2004
Ken Wlosek	46	Director	2006

All of our officers work full-time for the Company.

The following biographies describe the business experience of IntePharm’s directors, officers and key employees.

Chinmay Chatterjee, Ph.D. is the President and a Director of Integrated Pharmaceuticals. He has been a director of Integrated Pharmaceuticals since 2000, when it acquired Advanced Process Technologies, Inc. (“APTI”). He held the same positions at APTI since its inception in 1998. Dr. Chatterjee received his Ph.D. in Biochemical Engineering from Worcester Polytechnic Institute, Worcester, MA and a Master’s Degree in Chemical Engineering from Northeastern University, Boston. Dr. Chatterjee also received a Master’s and Bachelor’s degree in Biochemical Engineering from Jadavpur University in India and a Bachelor’s degree in Chemistry from University of Calcutta, India. Dr. Chatterjee has publications in peer reviewed journals and is the primary inventor of issued patents.

Nilu P. Chatterjee, Ph.D. is the Vice President of Research and Development, Treasurer, and Director of Integrated Pharmaceuticals. She has been a director of Integrated Pharmaceuticals since 2000, when it acquired APTI. She held the same positions at APTI since its inception in 1998. Dr. N. Chatterjee received her Ph.D. from Worcester Polytechnic Institute, Worcester, MA in Biochemical Engineering. Dr. N. Chatterjee has also received a Master’s Degree in Chemical Engineering from Northeastern University, Boston. She has also received a Master’s and Bachelor’s degree in Biochemical Engineering from Jadavpur University in India and a Bachelor’s degree in Chemistry from University of Calcutta, India. Dr. N. Chatterjee is a member of the American Society for Microbiology, the American Institute of Chemical Engineers and other professional organizations. She has numerous publications of her research works in scholarly journals and is a co-inventor of issued patents.

Edward D. Furtado is the Vice President of Operations and a Director of Integrated Pharmaceuticals. He has been a director of Integrated Pharmaceuticals since 2000, when it acquired APTI. He held the same positions at APTI since the inception in 1998. Mr. Furtado graduated from Northeastern University with a degree in Mechanical Engineering. Mr. Furtado is a member of the American Society of Heating, Refrigeration and Air Conditioning Engineers, the American Society of Plumbing Engineers and the Construction Specifications Institute and is a co-inventor of issued patents.

David H. Smith II has been a director of the Company since February 2004. Since 1996, he has been a founder and managing director of the following venture capital funds: Interim Advantage Fund, LLC (founded in 1996), Contra V.C., LLC (founded in 1998), Tailwind V.C., LLC (founded in 2000) and Fivex, LLC (founded in 2004). He has had significant business experience in the clinical laboratory industry. He was a co-founder, Vice President and Director of Packard Biosciences, a publicly-held manufacturer of analytic instruments which was sold to Perkin-Elmer; and of Canberra Industries, a large publicly-traded manufacturer of analytical instruments, and also of Canberra Clinical Laboratories, which was sold in 1986 to MetPath, Inc., a subsidiary of Corning, Inc. Mr. Smith received a B.A. degree in Political Science from Hampden-Sydney College. He is also a director of Dynamic Therapeutics, Inc., Panther Energy Inc. and Spincor LLC.

Sally Johnson-Chin has been a director of the Company since November, 2004. She currently serves as an independent consultant. She was Vice President of Finance and Administration of Oechsle International Advisors, LLC, a Boston based financial services management company, from 1999 until May 2006. Ms.

Johnson-Chin received an MBA from Babson College, earned her CPA in Massachusetts in 1980, and has been an auditor for Ernst & Young, LLP.

Ken Wlosek has been a director of the Company since May 2006. He serves as a Senior Vice President of Ridgewood Energy, where he has been employed since 1989. Mr. Wlosek has been a certified financial planner since 1986, and received his NASD Series 7 license in 1985 and Series 24 license in 1989.

None of the directors of IntePharm serves as a director of any other SEC reporting company.

Family Relationships

Drs. Chinmay Chatterjee and Nilu Chatterjee are husband and wife. No other family relationships exist among our officers and directors.

Involvement in Certain Legal Proceedings

No director or executive officer of IntePharm has, during the past five years, (i) been involved as a general partner or executive officer of any business that has been the subject of a bankruptcy petition, (ii) been convicted of a crime (other than traffic violations and other minor offenses; (iii) been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or (iv) been found by a court, the SEC or the CFTC to have violated a securities or commodities law.

To our knowledge, no director, officer or affiliate of Integrated Pharmaceuticals, and no owner of record or beneficial owner of more than five percent (5%) of the securities of us, or any associate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in any pending litigation.

Reports to Shareholders

During 2006, the Company did not hold an annual meeting, solicit proxies or deliver an annual report to its shareholders.  The Company is current in its filing obligations under the Securities Act of 1934, as amended, including the filing of audited financial statements for the fiscal year ended December 31, 2005 and unaudited, interim financial statements for the nine-month period ended September 30, 2006.

Director Independence

Under the rules of American Stock Exchange, Messrs. Smith and Wlosek and Ms. Johnson-Chin would qualify as independent directors; and Messrs. Chatterjee and Furtado and Ms. Chatterjee would not qualify as independent. The full Board of Directors acts as the compensation and nominating committees, for which, under the rules of the American Stock Exchange, the same independence standard applies. The Audit Committee is composed of Messrs. Chatterjee and Smith and Ms. Johnson-Chin. Under the rules of the American Stock Exchange applicable to audit committee members, Messrs. Chatterjee and Smith are not independent directors, and Ms. Johnson-Chin is independent.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company is not aware of any officers, director or holder of more than 10% of the Company’s common stock who has failed to file on a timely basis, all reports required by section 16(a) of the Exchange Act during the most recent fiscal year except that Kenneth Wlosek filed his Form 3 (Initial Statement of Beneficial Ownership) late on January 22, 2007. The Company is not aware of any transactions that should have been disclosed on Form 4 but were not disclosed.

Code of Ethics

The Company has adopted a Financial Code of Ethics applicable to the Company’s CEO, CFO principal accounting officer or controller, and persons performing similar functions, including its Treasurer. A copy of the Financial Code of Ethics was previously filed as Exhibit 14 to its 2005 Form 10KSB.

EXECUTIVE COMPENSATION

Compensation of Principal Executive Officer

During calendar years 2004 and 2005, Chinmay Chatterjee was our President and CEO. No other executive officer received total compensation in excess of $100,000 during those years. Mr. Chatterjee’s compensation during those years consisted of a salary, bonus, incentive option awards, and certain non-cash benefits such as health and dental insurance.

The following table provides a summary of the compensation paid to Mr. Chatterjee for the years ended December 31, 2005 and 2004.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards[1]	All Other Compensation	Total
Chinmay Chatterjee, President and CEO
	2005	$71,446	$ 0	$249,102	$16,257	$336,805
	2004	$90,000	$27,500	$208,302	$18,454	$344,256
	[1] Value of option awards are computed in accordance with FAS 123R using the assumptions set forth in note 8 to the December 31, 2005 financial statements included in this prospectus.

All amounts shown as Other Annual Compensation are health and dental insurance premiums paid on behalf of, and automobile allowance payments made to, Mr. Chatterjee.

Mr. Chatterjee does not currently have a written employment agreement. In 2004, he was paid a salary of $90,000. Starting in October 2005, his salary was reduced to $36,000 annually. Until August 2005, he received a car allowance of $2,000 per month. Starting in September 2005, this car allowance was eliminated.

On December 16, 2002, the Board of Directors adopted IntePharm’s 2002 Stock Plan, which provides for the granting to officers and key employees options to acquire stock in IntePharm. The plan was approved by our stockholders at a special meeting held on December 12, 2003. On August 28, 2004, the Board increased the size of the plan from 1.2 million shares to 1.6 million shares. This action was ratified by the Company’s shareholders at their annual meeting held on November 3, 2004. The full Board of Directors currently serves as the Stock Option Committee for the purpose of administering the plan. No stock options were granted to the Company’s executive officers during 2005. The company has no other plan for the issuance of equity awards to employees or officers.

As of December 31, 2005, Mr. Chatterjee held the following options:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Date of Grant to Chinmay Chatterjee	Number of Shares Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
December 16, 2002	90,000	60,000	$0.20	December 16, 2007
March 19, 2004	165,000	35,000	$1.10	March 19, 2009

Mr. Chatterjee did not receive any stock awards from the Company in 2004 or 2005.

Compensation of Directors

During 2005, the Company’s directors received the following compensation:

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards (c)	Option Awards (d)	Non-Equity Incentive Plan Compensation (e)	Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)	Total (h)
Chinmay Chatterjee	$0	$0	$0	$0	$0	$0	$0
Nilu Chatterjee	$0	$0	$0	$0	$0	$0	$0
Edward Furtado	$0	$0	$0	$0	$0	$0	$0
Sally Johnson-Chin	$21,000	$0	$0	$0	$0	$0	$21,000
David Smith	$0	$25,000	$0	$0	$0	$0	$0

In 2005 and 2006, three of our directors were employees of the Company, and received no separate compensation for serving as directors.

David Smith, Sally Johnson-Chin and Ken Wlosek are the directors who are not employees of the David Smith, Sally Johnson-Chin and Ken Wlosek are the directors who are not employees of the Company. The Company compensates Mr. Smith at the annual rate of $25,000, provided that he attends 90% of the Board’s meeting. In March 2005, we issued Mr. Smith 14,368 shares of common stock as compensation for his services as a director rendered in 2004, based upon a 2004 year-end market price of our common stock was $1.74. The total value of the shares so issued was $25,000. In May 2006, , we issued 104,167 shares of common stock to Mr. Smith as compensation for his services rendered as a director in 2005, based upon a 2005 year-end market price of our common stock of $0.24 per share. The total value of the shares so issued was $25,000. In light of the extraordinary contribution made by Mr Smith in 2006, we have agreed to issue him shares having a market value of $50,000 for his service as a board member rendered in 2006. One-half of this compensation will be paid in shares issued at $0.27 per shares (the average closing price during the month of December), and the other half will be paid in shares issued at $0.18 per share, the closing price in December 29, 2006. The total number of shares to be so issued to Mr. Smith will be 231,482.

Ms. Johnson-Chin performs services for the Company both as a director and as a consultant. Her consulting contract calls for her to provide financial and accounting consulting services in connection with the strategic and financial planning of the Company. Her time commitment for consulting services is limited to 10 hours per week. For her services in both capacities during 2005, she received cash compensation of $2,000 per month through September and $1,000 per month for the remaining 3 months of 2005. Her warrant to purchase common stock of the Company at $1.00 per share, issued on December 22, 2003, vested at the rate of 30,000 shares on July 1, 2005. During 2006, Ms. Johnson-Chin accrued directors fees at the rate of $500 per meeting, and consulting fees at the rate of $500 per month, in each case payable in common stock valued at the end of the month during which the services were rendered. In total, the Company has accrued an obligation to issue Ms. Johnson-Chin 32,191 shares of common stock for her services rendered during 2006. On July 1, 2006, another 30,000 shares of her December 22, 2003 warrant vested.

Mr. Wlosek, who joined the board on May 30, 2006, is compensated at the rate of $500 per meeting that he attends, payable in common stock valued at the end of the month during which the meeting in question occurred. In total, the Company has accrued an obligation to issue Mr. Wlosek 3,519 shares of common stock for his services as a director rendered during 2006.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our equity securities as of January 3, 2007 by:

•	each security holder known by us to be the beneficial owner of more than 5% of our outstanding securities;

•	each of our directors;

•	each of our executive officers; and

•	all directors and executive officers as a group.

Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, except to the extent that authority is shared by spouses under applicable law.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person (and/or pursuant to proxies held by that person) that were exercisable on January 3, 2007 or would become exercisable within 60 days following that date are considered outstanding. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person. Percentage of ownership is based on 40,418,287 shares of common stock outstanding as of January 3, 2007. As of January 3, 2007, there were 497 holders of record of our common stock (including holders of our options and warrants).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Chinmay Chatterjee 310 Authority Drive Fitchburg, MA 01420	3,763,333[1]	9.3%
David H. Smith II 34 Shorehaven Road Norwalk, CT 06855	7,820,035[2]	19.4%
Nilu P. Chatterjee 310 Authority Drive Fitchburg, MA 01420	1,466,333[3]	3.6%
Edward Furtado 310 Authority Drive Fitchburg, MA 01420	1,353,333[4]	3.4%

Sally Johnson-Chin 1 Fieldstone Drive Winchester, MA 01890	962,999[5]	2.4%
Ken Wlosek 5 Country Lane Mahwah, NJ 07430	100,000[6]	0.4%
All directors and Officers as a group	12,366,667	38.4%

1 Includes 403,333 shares subject to stock options exercisable within 60 days.

2 Includes (a) 1,208,333 shares subject to stock purchase warrants owned directly that can be exercised within 60 days; (b) 1,656,667 shares owned by entities controlled by Mr. Smith; and (c) 483,333 shares subject to stock purchase warrants owned by entities controlled by Mr. Smith that can be exercised within 60 days. An additional 255,000 shares are owned by Mr. Smith’s family members or trusts established for their benefit, and an additional 50,000 shares are subject to stock purchase warrants owned by those trusts and family members. Mr. Smith disclaims beneficial ownership of the shares and warrants identified in the last sentence.

3 Includes 376,333 shares subject to stock options exercisable within 60 days.

4 Includes 233,333 shares subject to stock options exercisable within 60 days.

5 Includes 395,000 shares subject to stock warrants that can be exercised within 60 days. Excludes 32,191 shares of common stock that the Company is required to issue as compensation for services rendered during 2006.

6 Excludes 3,519 shares of common stock that the Company is required to issue as compensation for services rendered during 2006.

SELLING SHAREHOLDER

This prospectus relates to the resale from time to time of up to a total of 15,000,000 shares of our common stock by the selling shareholder identified in this prospectus. Based upon information available to us as of January 18, 2007, the following table sets forth the name of the selling shareholder, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling shareholder will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling shareholder. The selling shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, “selling shareholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling shareholder as a gift, pledge, distribution or other non-sale related transfer.

The shares being offered hereby are being registered to permit public secondary trading, and the selling shareholder may offer all or part of the shares for resale from time to time. However, the selling shareholder are under no obligation to sell all or any portion of such shares nor are the selling shareholder obligated to sell any shares immediately under this prospectus. To prevent dilution to the selling shareholder, the following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving our common stock.

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock to be Offered	Shares of Common Stock Beneficially Owned After Offering if All Shares are Sold (1)
	Number of Shares	Percentage of Class Owned	Number of Shares	Number of Shares	Percentage of Class Owned
Dutchess Private Equities Fund, Ltd. (2)	0	*	15,000,000 (3)	0	*

*	Less than 1%

(1)	This number assumes the selling shareholder sells all of its shares prior to the completion of the offering.

(2)	Michael Novielli and Douglas Leighton are the directors of Dutchess Private Equities Fund, Ltd.

(3)	Consists of shares that may be issued pursuant to our Investment Agreement with Dutchess.

DETERMINATION OF OFFERING PRICE

The shares of Common Stock are being offered for sale by the selling shareholder at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

PLAN OF DISTRIBUTION

The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholder may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our Common Stock may be listed or quoted at the time of sale; or
- in private transactions and transactions otherwise than on these exchanges or systems or in the Over-The-Counter market;
- at prices related to such prevailing market prices, or
- in negotiated transactions, or
- in a combination of such methods of sale; or
- any other method permitted by law.

The selling shareholder may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling shareholder may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Dutchess Private Equities Fund, Ltd. and any broker-dealers who act in connection with the sale of its shares will be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal will be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling shareholder that it and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholder. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling shareholder that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling shareholder that it may not:

- engage in any stabilization activity in connection with any of the shares;
- bid for or purchase any of the shares or any rights to acquire the shares,
- attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or
- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling shareholder that it must effect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

In the absence of the registration statement to which this prospectus is a part, the selling shareholder would be able to sell its shares only pursuant to the limitations of rule 144 promulgated under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We expect to incur approximately $18,000 in expenses related to this registration statement, which will consist mainly of accounting and legal fees.

We have engaged U.S. Euro Securities Inc. (“Euro”) as our placement agent with respect to the securities to be issued under the Equity Line of Credit. To our knowledge Euro has no affiliation or business relationship with Dutchess. Euro will be our exclusive placement agent in connection with the Investment Agreement. We agreed to pay Euro $1,000 upon signing of the Placement Agent Agreement and $1,500 from the proceeds from each put, with an aggregate maximum of $10,000 over the term of our agreement. The Placement Agent Agreement terminates when our Investment Agreement with Dutchess terminates pursuant to the terms of that Investment Agreement.

Our agreements with Dutchess require that each of our officers, insiders, directors, and affiliates not publicly or privately offer to sell, contract to sell or otherwise sell, dispose of, loan, gift, donate, pledge or grant any rights with respect to any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into or exchangeable into our common stock, during any five consecutive trading day period immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Equity Line of Credit.

RELATED PARTY TRANSACTIONS

In August 2001, Chinmay Chatterjee, Nilu Chatterjee and Edward Furtado (the “NEC Partners”) formed NEC Partnership (“NEC”), and entered into a license agreement with us for patent applications that they had filed prior to becoming affiliated with us. The patent applications, which relate to a process for making gluconate derivatives, have since matured into two issued patents, US patent nos. 6,416,981 and 6,828,130; and a divisional patent application that seeks to broaden the protection with respect to gluconate derivatives.

Under the terms of the license, we paid no license fee, but we are required to pay a 3% royalty to NEC Partners for sales of products made with the process covered by the patent, or $25,000 per quarter, whichever is greater. Pursuant to a letter agreement dated October 13, 2005, NEC Partners has waived any right to royalties until the company reaches annual sales of $5 million and with respect to sales in any year in which it the company’s earnings before interest and taxes (EBITDA) is less than 12.5%. The 3% royalty and the $25,000 minimum quarterly payment are reduced by one-half if we continue to employ all three of the NEC Partners on a full-time basis. Smaller reductions apply if we employ some but not all of the NEC Partners. NEC Partnership has waived any rights to royalties earned prior to September 30, 2005. Under the license agreement, we agreed to indemnify the NEC Partners from any product liability claim that might arise in connection with the sale of products covered by the patent; and the NEC Partners have agreed to indemnify us if the technology that NEC has licensed to us infringes any patent that had been issued on or prior to the date of the license agreement.

.In November 2005, Chinmay Chatterjee, our CEO, lent the Company $55,000. This loan bears interest at the rate of 9.99%. At September 30, 2006, the balance on the loan was $20,493, including interest.

There have been no other transactions or series of transactions, actual or proposed, during or since the Company’s most recently-completed fiscal year, and there are no such transactions currently proposed, to which we are a party in which any Director, nominee for election as a Director, executive officer or beneficial owner of five percent or more of our Common Stock, or any member of the immediate family of the foregoing, had or is to have a direct or indirect material interest exceeding the lesser of $100,000 or 1% of the Company’s assets as of December 31, 2005.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share, and 20,000 shares of preferred stock, par value $0.10 per share. As of January 3, 2007, we had 40,418,287 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The following discussion summarizes our capital stock. This summary is not complete and you should refer to our articles of incorporation and our bylaws, which have been filed as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available. There are currently no provisions in our articles of incorporation or bylaws that would delay, defer, or prevent a change of control of the Company.

Preferred Stock

We are authorized to issue up to 20,000 shares of preferred stock. As of the date of this document, there are no shares of preferred stock issued and outstanding. Our preferred stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by our board of directors. Our board of directors is expressly authorized to fix:

•	Voting rights;

•	The consideration for which the shares are to be issued;

•	The number of shares constituting each series;

•	Whether the shares are subject to redemption and the terms of redemption;

•	The rate of dividends, if any, and the preferences and whether such dividends shall be cumulative or noncumulative;

•	The rights of preferred stockholders regarding liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of our Company; and

•	The rights of preferred stockholders regarding conversion or exchange of shares for another class of our shares.

        The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control of us not approved by the board of directors.

Additional Offerings; Potential Dilution

We are registering up to 15,000,000 shares of our common stock for sale by Dutchess from time to time. As of January 3, 2007, we had approximately 40,418,287 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Accordingly, the number of shares put to and sold by Dutchess in connection with our investment agreement may exceed 35% of the total number of shares currently outstanding, in which case your investment in our stock could be substantially diluted.

We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, property or services, the price per share could be lower than that paid by our current shareholders.

Certain Limited Liability and Indemnification Provisions

Limitation of Director Liability

Our articles of incorporation provide that, to the fullest extent permitted by governing Idaho law, our directors shall not be personally liable to us or our shareholders for monetary damages relating to a director's conduct as a director, or any action taken or failure to act as a director. Our articles of incorporation also provide that we may indemnify, to the fullest extent permitted by law, any director or officer of the corporation who is made a party to any proceeding by reason of the fact that he or she is our director or officer from any liability incurred in that proceeding. Our bylaws provide that, to the fullest extent permitted by the Idaho General Business Corporation Act, we will indemnify each director, and may also indemnify any officer or other person, who is made or threatened to be made party to a proceeding by reason of the fact that the person is or was a director or officer of the Corporation, or by reason of the fact that such other person is or was an employee or agent of the Corporation or, at the request of the Corporation, of another corporation, partnership, joint venture, trust or other enterprise, for liability incurred by such person as a result of such proceedings.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Columbia Stock Transfer of Coeur D’Alene, Idaho.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

All of the shares sold in this offering will be freely tradable without restriction under the Securities Act of 1933 unless those shares are sold to “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933. Of the outstanding shares not sold in this offering, 4,302,461 shares are eligible for sale immediately as of the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

Rule 144(k)

A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell restricted shares following this offering under Rule 144(k) without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration statement, of which this prospectus is a part, was employed on a contingent basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in Integrated Pharmaceuticals, other than interests the fair market value of which do not exceed $50,000. Nor was any such person a promoter, underwriter, voting trustee, director, officer, or employee of Integrated Pharmaceuticals.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Bromberg & Sunstein LLP.

EXPERTS

The consolidated financial statements included in this prospectus have been audited by Williams & Webster, P.S., independent registered public accountants, to the extent and for the periods set forth in their report included herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement and any other materials we filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement and any other materials we have filed with the SEC can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the SEC. These reports can also be reviewed by accessing the SEC’s Internet site.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement Filed on Form SB-2 of which this prospective is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

INTEGRATED PHARMACEUTICALS, INC.

A Development Stage Company

Financial Statements

December 31, 2005

INTEGRATED PHARMACEUTICALS, INC.

A Development Stage Company

Board of Directors
Integrated Pharmaceuticals, Inc.
Fitchburg, MA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Integrated Pharmaceuticals, Inc. (an Idaho corporation and development stage company) as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for the years then ended, and for the period from February 1, 2003 (beginning of development stage) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integrated Pharmaceuticals, Inc. as of December 31, 2005 and 2004, and the results of its operations, stockholders’ equity and cash flows for the years then ended and for the period from February 1, 2003 (beginning of development stage) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Williams & Webster, P.S.
Spokane, Washington
Certified Public Accountants
April 6, 2006

INTEGRATED PHARMACEUTICALS, INC.
(A Development Stage Company)
BALANCE SHEETS

	December 31,	December 31,
	2005	2004

ASSETS
CURRENT ASSETS
Cash	$182,582	$1,461,708
Accounts receivable	20,173	—
Inventory	123,144	83,558
Prepaid expenses	58,220	42,543
Total Current Assets	384,119	1,587,809

PROPERTY AND EQUIPMENT, net	1,745,371	2,075,001

OTHER ASSETS
Investments	980	2,000
Deposits	763	763
Patents, net of amortization	57,796	—
Total Other Assets	59,539	2,763

TOTAL ASSETS	$2,189,029	$3,665,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$179,662	$269,030
Accrued expenses	176,118	114,709
Related party short-term debt	52,815	—
Capital leases payable - current portion	195	4,646
Total Current Liabilities	408,790	388,385

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, $0.10 par value, 20,000 shares
authorized; no shares issued	—	—
Common stock, $0.01 par value, 75,000,000 shares
authorized; 18,632,626 and 16,443,500 shares
issued and outstanding, respectively	186,326	164,435
Additional paid-in capital	6,736,346	5,609,581
Other comprehensive income (loss)	(1,040)	(20)
Stock options and warrants	7,824,142	6,613,509
Accumulated deficit prior to development stage	(494,624)	(494,624)
Accumulated deficit during development stage	(12,470,911)	(8,615,693)

Total Stockholders’ Equity	1,780,239	3,277,188

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$2,189,029	$3,665,573

INTEGRATED PHARMACEUTICALS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

			Period from
			February 1, 2003
			(inception of
	Year Ended	Year Ended	development stage)
	December 31, 2005	December 31, 2004	to December 31, 2005

REVENUES	$77,341	$—	$77,341

COST OF GOODS SOLD
Materials and supplies	44,978	—	44,978
Total Cost of Goods Sold	44,978	—	44,978

GROSS PROFIT	32,363	—	32,363

GENERAL AND ADMINISTRATIVE EXPENSES
Depreciation and amortization	259,050	243,054	523,766
Research and development	276,341	452,116	749,094
Marketing	211,680	349,063	571,337
Legal and professional fees	255,301	619,613	978,778
Consulting	556,600	2,239,428	3,033,999
Idle facility expense	1,021,292	407,890	1,429,182
Occupancy	258,684	609,947	1,026,117
Labor and benefits	250,031	352,599	754,022
Services paid by stock options	584,364	658,545	1,255,429
Office supplies and expenses	38,999	114,695	163,348
Travel	27,568	57,231	170,803
Other general and administrative expenses	147,413	198,865	435,502
Total General and Administrative Expenses	3,887,323	6,303,046	11,091,377

OPERATING INCOME (LOSS)	(3,854,960)	(6,303,046)	(11,059,014)

OTHER INCOME (EXPENSES)
Interest income	1,286	8,912	10,198
Interest expense	(1,544)	(1,189,726)	(1,416,535)
Other income (expense)	—	(7,856)	(5,560)
Total Other Income and Expenses	(258)	(1,188,670)	(1,411,897)

LOSS BEFORE TAXES	(3,855,218)	(7,491,716)	(12,470,911)

INCOME TAXES	—	—	—

NET LOSS	(3,855,218)	(7,491,716)	(12,470,911)

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gain (loss) in market value of
investments	(1,020)	80	(1,040)

COMPREHENSIVE LOSS	$(3,856,238)	$(7,491,636)	$(12,471,951)

NET INCOME (LOSS) PER COMMON SHARE,
BASIC AND DILUTED	$(0.22)	$(0.54)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING, BASIC AND DILUTED	17,145,176	13,958,926

INTEGRATED PHARMACEUTICALS, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

						Accumulated	Accumulated
	Common Stock		Additional	Discount on	Stock Options	Deficit Prior to	Deficit During	Accumulated Other
	Number of Shares	Amount	Paid-in Capital	Common Stock	and Warrants	Development Stage	Development Stage	Comprehensive Loss	Total

Balance, December 31, 2002	7,646,250	$76,463	$173,059	$(240,000)	—	$(417,775)	$—	$—	$(408,253)

Stock issued at an average price of
$1.01 per share as an incentive
for notes payable	516,250	5,162	514,425	—	—	—	—	—	519,587

Stock issued at an average price of
$0.50 per share in exchange
for services and asset purchases	160,719	1,607	77,918	—	—	—	—	—	79,525

Stock issued at an average price of
$1.00 per share in exchange
for rent expense	35,240	352	59,014	—	—	—	—	—	59,366

Value of options vested during the
period	—	—	—	—	12,520	—	—	—	12,520

Warrants issued as incentive for
notes payable	—	—	—	—	328,100	—	—	—	328,100

Warrants issued for services	—	—	—	—	180,040	—	—	—	180,040

Payment of accounts payable by
shareholder	—	—	27,767	—	—	—	—	—	27,767

Close discount on common stock
to additional paid-in capital	—	—	(240,000)	240,000	—	—	—	—	—

Unrealized loss on market value
of investment	—	—	—	—	—	—	—	(100)	(100)

Net loss for the year ended
December 31, 2003	—	—	—	—	—	(76,849)	(1,123,977)	—	(1,200,826)

Balance, December 31, 2003	8,358,459	$83,584	$612,183	$—	$520,660	$(494,624)	$(1,123,977)	$(100)	$(402,274)

INTEGRATED PHARMACEUTICALS, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

					Accumulated	Accumulated
	Common Stock		Additional	Stock Options	Deficit Prior to	Deficit During	Accumulated Other
	Number of Shares	Amount	Paid-in Capital	and Warrants	Development Stage	Development Stage	Comprehensive Loss	Total

Balance, December 31, 2003	8,358,459	$83,584	$612,183	$520,660	$(494,624)	$(1,123,977)	$(100)	$(402,274)

Stock and warrants issued as incentive
for notes payable	194,950	1,950	165,708	222,243	—	—	—	389,901

Value of warrants vested during the year	—	—	—	1,616,673	—	—	—	1,616,673

Value of options vested during the year	—	—	—	658,545	—	—	—	658,545

Stock issued at an average of $2.63 per	84,701	847	221,662	—	—	—	—	222,509
share in exchange for legal services.

Stock issued at an average of $2.14 per
share in exchange for services.	292,083	2,921	622,391	—	—	—	—	625,312

Stock issued at an average price of
$2.78 per share in exchange
for rent expense	132,610	1,326	367,967	—	—	—	—	369,293

Stock issued for purchase of assets
at $1.88 per share	9,974	100	18,639	—	—	—	—	18,739

Stock and warrants issued for cash at
an average price of $0.95 per
unit, less expenses of $126,000	5,896,000	58,960	1,967,135	3,568,905	—	—	—	5,595,000

Stock and warrants issued for
convertible debt plus interest at
prices ranging from $0.75 to
$1.25 per unit	1,434,723	14,347	1,572,246	26,483	—	—	—	1,613,076

Stock issued for securities at
$1.00 per share	25,000	250	24,750	—	—	—	—	25,000

Stock issued for cash at
$2.47 per share	15,000	150	36,900	—	—	—	—	37,050

Unrealized gain on market value of
investment	—	—	—	—	—	—	80	80

Net loss for the year ended
December 31, 2004	—	—	—	—	—	(7,491,716)	—	(7,491,716)

Balance, December 31, 2004	16,443,500	$164,435	$5,609,581	$6,613,509	$(494,624)	$(8,615,693)	$(20)	$3,277,188

INTEGRATED PHARMACEUTICALS, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY

					Accumulated	Accumulated
	Common Stock		Additional	Stock	Deficit Prior to	Deficit During	Accumulated Other
	Number of Shares	Amount	Paid-in Capital	Options and Warrants	Development Stage	Development Stage	Comprehensive Loss	Total

Balance, December 31, 2004	16,443,500	$164,435	$5,609,581	$6,613,509	$(494,624)	$(8,615,693)	$(20)	$3,277,188

Stock issued at an average of $1.19 per	46,337	463	54,862	—	—	—	—	55,325
share in exchange for legal services

Stock issued at an average price of
$1.26 per share in exchange
for rent expense	129,254	1,293	161,627	—	—	—	—	162,920

Stock issues at an average of $1.74 per
share in exchange for consulting/BOD
services	14,368	144	24,856	—	—	—	—	25,000

Value of warrants vested during the period	—	—	—	530,325	—	—	—	530,325

Value of options vested during the period	—	—	—	584,364	—	—	—	584,364

Exercise of options by consultant at
$.18 per share	6,000	60	2,040	(1,020)	—	—	—	1,080

Stock and warrants issued for private
placement	1,998,167	19,981	869,890	110,454	—	—	—	1,000,325

Adjustment for employee options vested
but not exercised	—	—	13,490	(13,490)	—	—	—	—

Adjustment of shares to actual	(5,000)	(50)	—	—	—	—	—	(50)

Unrealized gain on market value of
investment	—	—	—	—	—	—	(1,020)	(1,020)

Net loss for the year ended
December 31, 2005	—	—	—	—	—	(3,855,218)	—	(3,855,218)

Balance, December 31, 2005	18,632,626	$186,326	$6,736,346	$7,824,142	$(494,624)	$(12,470,911)	$(1,040)	$1,780,239

INTEGRATED PHARMACEUTICALS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

			Period from
			February 1, 2003
			(inception of
	Year Ended	Year Ended	development stage)
	December 31, 2005	December 31, 2004	to December 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,855,218)	$(7,491,716)	$(12,470,911)
Adjustments to reconcile net income (loss) to net cash
flows provided (used) by operating activities:
Depreciation and amortization	535,378	243,054	800,054
Loss on disposition of assets	—	7,024	7,024
Stock and warrants issued as incentive for notes payables	—	389,901	496,389
Stock issued for interest expense	—	149,878	149,878
Stock issued for rent expense	162,920	369,293	591,579
Stock issued for services	80,275	847,821	1,007,621
Stock issued for assets and securities	—	43,739	43,739
Stock options and warrants vested	1,114,689	2,275,218	3,389,907
Recognition of noncash deferred financing expense	—	578,699	578,699
Options and warrants issued for services and financing	—	26,483	253,753
Noncash recovery of other income	—	—	(1,850)
Changes in assets and liabilities:
Receivables	(20,173)	—	(4,089)
Inventory	(39,586)	(83,558)	(123,144)
Prepaid expenses	(15,677)	94,083	89,339
Other assets	—	5,607	5,607
Accounts payable	(89,368)	78,429	81,115
Accrued expenses	61,409	(29,050)	(6,865)
Net cash used by operating activities	(2,065,351)	(2,495,095)	(5,112,155)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(199,326)	(2,273,047)	(2,674,098)
Patent costs	(64,218)	—	(64,218)
Leasehold concessions received	—	—	185,000
Net cash used by investing activities	(263,544)	(2,273,047)	(2,553,316)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock units	1,000,325	5,632,050	6,632,375
Payments on capital leases	(4,451)	(4,917)	(9,368)
Proceeds from related party loans	52,815	(41,123)	(3,886)
Proceeds from exercise of options	1,080	—	1,080
Proceeds from convertible debt	—	389,900	939,900
Net cash provided by financing activities	1,049,769	5,975,910	7,560,101

Net increase in cash	(1,279,126)	1,207,768	(105,370)

Cash, beginning of period	1,461,708	253,940	287,952

Cash, end of period	$182,582	$1,461,708	$182,582

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Income taxes paid	$—	$—	$—
Interest paid	$—	$—	$25,000

NON-CASH INVESTING AND FINANCING:
Stock options and warrants vested	$1,114,689	$2,275,218	$3,389,907
Stock and warrants issued for convertible debt	$—	$1,613,076	$1,613,076
Stock issued for assets and securities	$—	$43,739	$43,739
Stock issued as deferred incentive for notes payables	$—	$—	$519,587
Stock issued for prepaid and deferred rent and rent expense	$162,920	$369,293	$591,579
Stock and warrants issued for services	$80,275	$847,821	$1,007,621
Warrants and options issued for deferred services and financing	$—	$—	$520,102
Accounts payable paid by contributed capital	$—	$—	$27,767
Noncash recovery of other income	$—	$—	$1,850

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

NOTE 1 — BUSINESS ORGANIZATION

Integrated Pharmaceuticals, Inc., (hereinafter, “the Company”) is the successor to Advanced Process Technologies, Inc. (hereinafter, “APT”) a corporation formed on March 23, 1998 under the laws of the Commonwealth of Massachusetts. In February 2003, the Company began a new development stage whereby it began the development of technologies for the production of clinically active pharmaceutical compounds, including active small molecules and recombinant DNA technology derived products. The Company was involved in contract research for pharmaceutical companies, through January 2003, when it changed its primary focus to the development of its own technology and manufacturing capacity.

On September 5, 2000, the Company agreed to an exchange of its stock in an acquisition with Bitterroot Mining Company (hereinafter “Bitterroot”). This transaction was accounted for as an acquisition and recapitalization of an operating enterprise by a non-operating public company. The legal entity is that of Bitterroot, while the accounting entity is the operating company, which had been APT. At that time, the Company acquired new non-qualifying shareholders and automatically converted from an “S” corporation to a regular “C” corporation. On November 28, 2000, the Company changed its name to Integrated Pharmaceuticals, Inc. As a result of this transaction, Integrated Pharmaceuticals, Inc. changed its state of domicile to Idaho, and operates as an Idaho corporation.

In 2004, the Company obtained significant additional capital through a private placement of its stock and the issuance of convertible debt. Additionally, the majority of this convertible debt was converted to common stock during 2004. Management plans to use the majority of the proceeds from the financing to implement its business plan. As a result of the proceeds received from stock issuances and the conversion of debt to common stock, as well as the private placement which commenced in May 2005 and continued through April 2006, management has determined that it can continue as a going concern for at least the next twelve months.

At December 31, 2005, the Company was still considered a development stage enterprise as it continues to devote substantially all of its efforts to establishing its new business, and substantial planned principal operations had not yet commenced.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

Basis of Accounting
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The Company has a December 31 year-end.

Advertising and Marketing
Advertising and marketing costs are charged to operations in the year incurred. The Company’s advertising and marketing expenses for the years ended December 31, 2005 and 2004 were $211,680 and $349,063, respectively.

Accounts Receivable
The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. The Company’s policy is not to accrue interest on trade receivables. At December 31, 2005 and 2004, the Company determined no allowance for doubtful accounts was required.

Basic and Diluted Earnings Per Share
The Company has adopted Statement of Financial Accounting Standards Statement No. 128, “Earnings Per Share”. Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing the net income (loss) adjusted for interest expense on convertible debt by the weighted average number of basic shares outstanding increased by the number of shares that would be outstanding assuming conversion of the exercisable stock options and warrants, and convertible debt. Diluted net loss per share is the same as basic net loss per share at December 31, 2005 and 2004 as inclusion of the common stock equivalents would be antidilutive. The Company has a total of 6,729,068 and 4,491,700 shares at December 31, 2005 and 2004 respectively that would be issued if all options and warrants were exercised.

Cash and Cash Equivalents
The Company considers all highly liquid investments, with a maturity of three months or less at the date of acquisition, to be cash equivalents.

Cost of Sales
Cost of sales consists of the purchase price of materials and supplies, labor and benefits, and other overhead costs associated with production. During 2004 and 2005, costs normally associated with overhead costs were included in idle facility cost, due to the small amount of production that occurred in each year.

Compensated Absences
Employees of the Company are entitled to paid vacation, paid sick days and personal days off depending on job classification, length of service and other factors. No liability has been recorded in the accompanying financial statements, as the amounts are immaterial.

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 133”), as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133”, SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, and SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140”. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes. At December 31, 2005 and 2004, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Development Stage Activities
The Company began a new development stage February 1, 2003, when it discontinued outside contract research as its primary focus. It is now primarily engaged in the development and production of clinically active pharmaceutical compounds, including active small molecules and recombinant DNA technology derived products.

Fair Value of Financial Instruments
The Company’s financial instruments as defined by Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” include cash, receivables, prepaid expenses, payables and accrued expenses and short-term borrowings. All instruments are accounted for on an historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2005 and 2004.

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

Inventory
The Company maintains an inventory of raw materials, work in process, and finished goods. Inventories are stated at the lower of cost or market. Cost has been determined by using the first-in, first-out method. As of December 31, 2005, the Company’s raw material, work in process, and finished goods inventories totaled $58,360, $4,839, and $59,945 respectively.

Long-Lived Assets
In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (hereinafter “SFAS No. 144”). This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company does not believe any adjustments are needed to the carrying value of its assets at its reporting dates.

Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of five to ten years. See Note 3.

Accounting for Stock Options and Warrants Granted to Employees and Nonemployees
Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (hereinafter “SFAS No. 109”). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset. See Note 6.

Revenue Recognition
Revenues and costs of revenues for services are recognized when the contract services are furnished or delivered. As the Company begins production and shipment of its products, revenue will be recognized when there is credible evidence that an arrangement exists with the purchaser, the price is fixed and determinable, and collectibility of the charges is reasonably assured. Products will be shipped FOB and title will pass upon shipment.

Research and Development
Research and development expenses for non-contract related projects are charged to operations as incurred. Prior to the beginning of the development stage, while the Company was

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

performing contract research, certain expenses incurred for specific research and development contracts were borne by the customers. These expenses, including materials and supplies, labor and benefits and depreciation of equipment used in the research, were all included in cost of goods sold.

Reclassification
Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.

Recent Accounting Pronouncements
In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations at December 31, 2005.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140” (hereinafter “SFAS No. 155”). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140.

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations at December 31, 2005.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” (hereinafter “SFAS No. 154”) which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. The Company does not expect SFAS No. 154 to have an impact on its consolidated financial position, results of operations, or cash flows at December 31, 2005.

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “conditional asset retirement obligation,” which as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations at December 31, 2005.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153.  This statement addresses the measurement of exchanges of nonmonetary assets.  The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that opinion, however, included certain exceptions to that principle.  This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This statement is

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

effective for financial statements for fiscal years beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued.  Management believes the adoption of this statement will have no impact on the financial statements of the Company at December 31, 2005.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, “Accounting for Stock Based Compensation.”  This statement supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance.  This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123.  This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” The Company expects no changes to its financial reporting as it is currently reporting and complying with the fair value method of SFAS No. 123.

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 151, “Inventory Costs— an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company had previously adopted this statement for its year ended December 31, 2004. For the years ended December 31, 2005 and 2004, the Company has recorded $1,021,292, and $407,890 respectively, as idle facility expense.

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from 5 to 10 years.

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

The following is a summary of property, equipment and accumulated depreciation at December 31, 2005 and 2004:

	2005	2004
Equipment	$1,730,815	$1,609,268
Furniture and fixtures	120,114	106,809
Leasehold improvements	826,511	762,037
	2,677,440	2,478,114
Less: Accumulated depreciation	(932,069)	(403,113)
Total	$1,745,371	$2,075,001

Depreciation and amortization expense for the years ended December 31, 2005 and 2004 were $528,956 (of which $276,328 is included in “idle facility expense”) and $243,053, respectively. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

NOTE 4 — CAPITAL LEASES

During the year ended December 31, 2001, the Company entered into a capital lease contract for equipment valued at a total of $7,730. The contract calls for monthly payments of $240, plus taxes for four years. The equipment is included in property and equipment of the Company, and is being depreciated over five years.

During the year ended December 31, 2002, the Company entered into a capital lease contract for equipment valued at $7,278. The contract is for three years with monthly payments of $280, plus taxes. This equipment is included in property and equipment of the Company, and is being depreciated over five years.

Interest expense on these capital leases for the years ended December 31, 2005 and 2004 was $430 and $1,347, respectively.

Future minimum lease payments under capital leases as of December 31, 2005, for the one remaining lease ending in the year 2006:

Year Ended December 31, 2006	Amount
Total Minimum Lease Payments	$195
Less: amount representing interest	3
Present value of net minimum lease payments	$192

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

NOTE 5 — CONVERTIBLE NOTES PAYABLE

Convertible Debt Issued in 2000
During the year ended December 31, 2000, the Company sold, in a private placement to accredited investors, $282,500 of one-year convertible debt. The debt, bearing interest at the rate of 10% per annum, is convertible, at the maturity date of the notes, into shares of the Company’s common stock at a rate of $0.50 per share. As part of the private placement, each note holder received one-half of one share of the Company’s common stock for each dollar of the principal amount of the convertible debt. The Company issued 141,250 shares of its common stock at an average price of $0.09 for this additional consideration, which was expensed ratably over one year. This debt was converted to common stock during the year ended December 31, 2004.

Convertible Debt Issued in 2001
During the year ended December 31, 2001, the Company sold an additional one-year note in the amount of $20,000. The debt has the same features as the aforementioned notes. As additional consideration, the note holder received one-half of one share of the Company’s common stock for each dollar of the principal amount of the convertible debt. The Company issued 10,000 shares of its common stock at an average price of $0.09 per share. This additional consideration was expensed ratably over one year. This debt was converted to common stock during the year ended December 31, 2004.

Convertible Debt Issued in 2003
During the year ended December 31, 2003, the Company issued three-year 10% notes in the amount of $750,000. The note holders were granted the right to convert their notes and accrued yet unpaid interest into shares of common stock in an amount determined by dividing the balance due by 75% of the Company’s most recent (as of the conversion date) offering price for its common stock, with a minimum conversion price of $1.25 and a maximum of $2.50. As additional consideration, the note holders received one-half of one share of the Company’s common stock for each dollar of the principal amount of the convertible debt. Accordingly, the Company issued a total of 375,000 shares of its common stock at an average price of $0.84 per share. As an additional incentive, the Company issued one warrant for each dollar of debt issued. Each warrant is exercisable until December 31, 2006 at $2.50 per share. The fair value of the warrants was estimated using the Black Scholes Option model. The following assumptions were made to value the warrants: strike price at $2.50; risk free interest rate of 5%; expected life of three years; and expected volatility of 110% with no dividends expected to be issued. The value of the warrants and the stock incentives, which totaled $750,000 at the issuance date, are recorded on the balance sheet as a debt discount. Until the notes were converted to common stock, this discount was being amortized over 36 months, which was the expected life of the debt, and recorded as additional interest expense. As of December 31, 2003, amortization of the debt discount had accreted additional interest expense of $179,086 with unamortized debt discount of $570,914. During the year ended 2004, the discount was written off when the notes were converted to equity.

The 2003 convertible debt consisted of five separate transactions occurring on different dates during 2003. The analysis of beneficial conversion features was done by the Company on an

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

issuance-by-issuance basis as changing market prices for the Company’s common stock resulted in different results for each issuance. Following guidance provided by EITF 00-27 in applying Issue No. 98-5, the Company allocated proceeds first to the incentive shares and then to the warrants granted the note holders. The value assigned to the warrants fully absorbed all beneficial conversion amounts and as such no value was assigned to the conversion feature of the notes.

Convertible Debt Issued in 2004
During the twelve months ended December 31, 2004, the Company issued additional convertible three-year debt totaling $389,900. As an incentive to the note holders, one share of common stock was issued for each two dollars of debt, plus one warrant for each dollar of debt.

On March 1, 2004, the Company advised the holders of its convertible notes issued after 2002 of the completion of the 2004 private placement of its common stock, and suggested that these noteholders might wish to convert their notes to common stock at $1.25 per share, in order to avoid future increases in their note conversion price. As an inducement, the Company offered to add converting noteholders to the registration rights agreement that the Company entered into with the investors in the 2004 private placement. As of December 31, 2004, all holders of convertible notes issued after 2002 had converted their debt to common stock. Included in interest expense for the twelve months ended December 31, 2004 is approximately $1,070,000 of previously deferred financing costs related to the original issuance of these convertible notes.

During the twelve months ended December 31, 2004, all holders of convertible debt converted their debt to common stock and two holders, who converted their debt at a higher price, received warrants to purchase approximately 51,000 shares of common stock at an exercise price of $2.50 per share. The warrants were valued at approximately $26,000.

The total interest expense on the convertible debt, excluding amortization of deferred financing costs, for the year ended December 31, 2004 amounted to approximately $90,000. There was no such interest in 2005.

NOTE 6 — INCOME TAXES

The following is a reconciliation of income tax computed at statutory rates to the provision for taxes:

	December 31, 2005		December 31, 2004
	Amount	Percent	Amount	Percent
Federal tax (benefit)	$(3,470,400)	(34.0)%	$(2,963,300)	(34.0)%
State tax (benefit)	(902,800)	(9.5)%	(827,900)	(9.5)%
Expenses not deductible for income tax purposes:
Other	936,000	0.4%	29,200	0.4%
Deferred tax asset	3,437,200	43.1%	3,762,000	43.1%
	$—	—	$—	—

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the cumulative deferred tax assets at December 31, 2005 and 2004 are as follows:

	2005	2004
Net operating losses (cumulative)	$10,201,000	$8,716,000
Tax depreciation in excess of book	—	351,900
Net operating loss carryforwards	$10,201,000	$8,364,100

Deferred tax asset	$3,470,000	$2,611,400
Deferred tax valuation allowance	$(3,470,000)	$(2,611,400)

At December 31, 2005 and 2004, the Company has federal net operating loss carryforwards of approximately $10,201,000 and $8,716,000, respectively, which expire in the years 2013 through 2025, and state net operating loss carryforwards of approximately $9,503,000 at December 31, 2005, which expire in the years 2005 through 2010. The change in the allowance account from December 31, 2004 to December 31, 2005 was $858,600.

NOTE 7 — CAPITAL STOCK

Preferred Stock
In November 2004, the Company amended the authorized capital stock section of its articles of incorporation. The Company is authorized to issue 20,000 shares of non-assessable $0.10 par value preferred stock. As of December 31, 2005, the Company has not issued any preferred stock.

Common Stock
In November 2004, the Company amended the authorized capital stock section of its articles of incorporation. The Company is authorized to issue 75,000,000 shares of non-assessable $0.01 par value common stock. Each share of stock is entitled to one vote at the annual shareholders’ meeting.

In May 2005, the Company commenced a private placement offering of its common stock to accredited investors. During the first round of investment, the Company sold 1,044,166 units for $0.75 per unit, with each unit consisting of one share of common stock and 40% of a warrant to purchase an additional share of common stock, raising $783,125. The exercise price of the warrants is $1.50, and they expire on December 31, 2007. The value of the warrants attached to the stock issued was $110,454, based upon the Black-Scholes calculation.

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

In November 2005, during the second round of investment, the Company sold 954,001 units for $0.25 per unit, with each unit consisting of one share of common stock and 80% of a warrant to purchase an additional share of common stock, raising $238,500. The exercise price of the warrants is $0.90, and they expire on June 30, 2008. The value of the warrants attached to the stock issued was $25,540, based upon the Black-Scholes calculation.

In November 2005 individuals that had invested during the first round of the private placement offering, received additional warrants. They received 20% of the number of shares originally purchased. The exercise price of these warrants was $1.50, and they expire on December 31, 2007.

In November 2005 individuals that invested during both rounds of the private placement offering received additional warrants. They received 40% of the number of shares purchased during the first round. The exercise price of these warrants was $1.50, and they expire on December 31, 2007.

The Company has a lease for its facility in Fitchburg, Massachusetts whereby the base rent was paid with one share of common stock for each $1.00 of rent, through the month ended October 31, 2005. Beginning with the month ended November 30, 2005 the base rent was paid with $3,500 in cash, and one share of common stock for each $1.00 of remaining rent. A total of 129,254 shares, valued at approximately $162,920, were issued during the year ended December 31, 2005 for payment of rent. Additionally, the Company issued 60,705 shares of common stock at an average price of $1.32 per share in exchange for services.

Discount on Common Stock
In September 2000, as a result of the reverse merger acquisition, a discount on common stock was recorded for $240,000, which was the amount of the par value of the stock received in the acquisition recapitalization. Both companies involved in the reverse merger acquisition had negative equity at the time of the transaction, thereby resulting in a discount on common stock being recorded at the time of merger. During the year ended December 31, 2003, the Company exceeded $240,000 of additional paid-in capital, and therefore, the Company closed the discount account to the additional paid-in capital account.

NOTE 8 — STOCK OPTIONS

2002 Stock Plan
On December 16, 2002, the Company’s board of directors approved the 2002 Stock Plan. Subsequently, on November 21, 2003, the Company amended the plan to allow up to 1,200,000 shares of common stock to be issued under the plan. Subsequent to the board of directors approval, this plan was approved by the shareholders. This plan enables the Company to grant stock, incentive stock options, and nonqualified stock options.

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

In November 2004, the Company’s board of directors and shareholders approved an amendment to the 2002 Stock Plan which increased the number of shares covered by the plan to 1,600,000 shares of common stock.

During the year ended December 31, 2004, the Company granted stock options to purchase a total of 668,000 shares of common stock to its employees. The options are exercisable from $1.00 to $3.15 per share, beginning six months after the grant date, and vest over a five-year period beginning on the date of grant. The average fair value of the options of $2.79 each was estimated using the Black Scholes Option model. The following assumptions were made to value the stock options: risk free interest rate of 5%; expected life of 10 years; and expected volatility of 110% with no dividends expected to be paid. During the year ended December 31, 2004, one individual left the employ of the Company, and as a result 75,000 options, which had not yet vested, were returned to the available option pool. The total value of the options granted in 2004 is $1,561,157. An expense of $658,573 was recorded for options vesting in the year ended December 31, 2004. For non-vested options as of December 31, 2004, an expense of $3,833,398 had not yet been recorded over a weighted average remaining vesting period of 9.19 years.

During the year ended December 31, 2005, the Company granted stock options to purchase a total of 2,000 shares of common stock to its employees. The options are exercisable at $0.65 per share, beginning six months after the grant date, and vest over a five-year period beginning on the date of grant. The average fair value of the options of $0.36 each was estimated using the Black Scholes Option model. The following assumptions were made to value the stock options: risk free interest rate of 4%; expected life of 5 years; and expected volatility of 62% with no dividends expected to be paid. During the year ended December 31, 2005, twelve individuals left the employ of the Company, and as a result 119,000 options, which had not yet vested, were returned to the available option pool. The total value of the options granted in 2005 is $720. An expense of $585,383 was recorded for options vesting in the year ended December 31, 2005. For non-vested options as of December 31, 2005, an expense of $3,248,735 had not yet been recognized over a weighted average remaining vesting period of 7.53 years.

The following is a summary of the Company’s equity compensation plans:

Plan	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plan approved by security holders (1)	1,160,000	$0.60	440,000

Total	1,160,000		440,000

(1) Second Amended and Restated 2002 Stock Plan

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

Following is a summary of the status of the options outstanding during the years ended December 31, 2005 and 2004:
	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2004	690,000	$0.25
Granted	668,000	1.61
Exercised	—	—
Forfeited	(75,000)
Outstanding at December 31, 2004	1,283,000	0.96
Granted	2,000	0.65
Exercised	(6,000)	0.18
Forfeited	(119,000)	—
Options outstanding at December 31, 2005	1,160,000	$0.60
Options exercisable at December 31, 2005	739,000	$0.68
Weighted average fair value of options granted in 2005		$0.36

Summarized information about stock options outstanding and exercisable at December 31, 2005 is as follows:

	Outstanding Options
Exercise Price Range	Number of Shares	Weighted Average Remaining Life	Weighted Average Exercise Price
$0.18 - $3.05	1,160,000	5.08	$ 0.60

	Exercisable Options
Exercise Price Range	Number of Shares	Weighted Average Remaining Life	Weighted Average Exercise Price
$0.18 - $3.05	739,000	4.98	$ 0.68

NOTE 9 — COMMON STOCK WARRANTS

During 2003, the Company issued warrants to purchase 750,000 common shares at an exercise price of $2.50 in connection with the issuance of convertible debt. Each warrant expires on December 31, 2006.

Also during 2003, the Company issued a total of 200,000 warrants to consultants for services. These warrants are exercisable at $2.50 per share and expire on December 31, 2006.

Warrants to purchase 2,948,000 common shares at an exercise price of $2.50 were issued in connection with the sale of common shares during 2004. Each warrant expires on December 31, 2006.

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

The fair value of the warrants was estimated using the Black Scholes Option model. The following assumptions were made to value the warrants: risk free interest rate of 5%, lives of 3 to 4 years; and expected volatility of 110%, with no dividends expected to be paid.

At December 31, 2005 and December 31, 2004, there were outstanding warrants to purchase 6,729,068 and 4,600,700 shares respectively, of the Company’s common stock, at prices ranging from $0.90 to $2.50 per share. The warrants vest at various rates ranging up to 4 years and expire at various dates through 2014.

NOTE 10 — RELATED PARTY TRANSACTIONS

Loans Payable
Periodically, the Company received funds from officers in the form of loans. On November 7, 2005, the Company received one such loan. The loan accrues interest at 9.99% per annum. At December 31, 2005 the Company had made one monthly payment of $3,000 plus interest on the loan. At December 31, 2005, the balance of this loan was $52,815. Interest expense on related party loans for the years ended December 31, 2005 and 2004 amounted to $815 and $0, respectively.

NOTE 11 — CONCENTRATIONS

Credit Risk for Cash Held at Banks
The Company maintains its cash accounts primarily at a Massachusetts bank. These funds are insured to a maximum of $100,000. At December 31, 2005, approximately $82,582 was at risk.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Patent License Agreement
During 2001, the Company entered into a license agreement, with a related party, for the rights to a patent application. The Company may further develop, make, use, sub-lease, promote, distribute, sell and market the patent product or process. The Company is responsible for the expenses of prosecuting the patent application, which matured into an issued patent in 2002. In addition, a royalty of 3% of net sales, less discounts, is obligated to be paid on a quarterly basis for the license, with minimum annual royalties of $100,000, before discounts. During the years ended December 31, 2003 and 2004, applicable royalties were waived by the patent holder.

On October 13, 2005, the license agreement was amended. The related party agreed to waive any royalties until the Company reaches annual sales of $5,000,000. In addition, the related party agreed to waive any royalties if the products produced by the licensed technology don’t make a profit of more than 12.5% before payment of income taxes (EBITA). No royalties were paid or accrued during the year ended December 31, 2005.

INTEGRATED PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

Building Lease in Fitchburg
In September 2003, the Company signed a five-year lease agreement for a commercial real estate property in Fitchburg, Massachusetts. The base rent, which for the first year was $10,843 per month, may be paid with one share of common stock for each $1.00 of rent. The Company has the option to purchase this property in September 2006 and is obligated to do so by September 2008. If the Company has not purchased the property by September 2006, then the rent becomes payable 50% in cash and 50% in stock.

Total rental expense, including common area charges, for the years ended December 31, 2005 and 2004 was approximately $169,920, (of which $113,280 is included in “idle facility expense”) and $371,856 respectively.

NOTE 13 — SUBSEQUENT EVENTS

Shipments
Subsequent to December 31, 2005, the Company shipped approximately $40,000 of products to customers. In addition, the Company has an ongoing order with a customer for approximately $15,000 per month during 2006.

Filing of patents
Subsequent to December 31, 2005, the Company has filed four additional non-provisional patents and one provisional patent related to its business activities. The company strongly believes these patents once issued will increase the value of the Company’s IP portfolio.

Raising of funds
Subsequent to December 31, 2005, the Company has raised $240,000, in a private placement, from various individual accredited investors and expects to receive additional private placement proceeds in the coming months. These investors purchased restricted shares of the Company at $0.20 a share. For every five shares purchased, an investor received two warrants at $0.45 valid until the end of June 2008.

Integrate Pharmaceuticals Inc.
Financial Statements
For The Quarter Ended September 30, 2006
(Unaudited)

INTEGRATED PHARMACEUTICALS, INC.
(A Development Stage Company)
BALANCE SHEETS

	September 30,
	2006	December 31,
	(unaudited)	2005
ASSETS
CURRENT ASSETS
Cash	$142,538	$182,582
Accounts receivable	30,685	20,173
Inventory	115,318	123,144
Prepaid expenses	25,269	58,220
Total Current Assets	313,810	384,119

PROPERTY AND EQUIPMENT, net	1,384,712	1,745,371

OTHER ASSETS
Investments	1,860	980
Deposits	—	763
Patents, net of amortization	107,104	57,796
Total Other Assets	108,964	59,539

TOTAL ASSETS	$1,807,486	$2,189,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$183,250	$179,662
Accrued expenses	199,994	176,118
Related party short-term debt	32,322	52,815
Capital leases payable - current portion	—	195
Total Current Liabilities	415,566	408,790

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, $0.10 par value, 20,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized; 22,623,693 and 18,632,626 shares issued and outstanding, respectively	226,237	186,326
Additional paid-in capital	7,469,031	6,736,346
Other comprehensive income (loss)	(160)	(1,040)
Stock options and warrants	8,227,939	7,824,142
Accumulated deficit prior to development stage	(494,624)	(494,624)
Accumulated deficit during development stage	(14,036,503)	(12,470,911)

Total Stockholders’ Equity	1,391,920	1,780,239

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,807,486	$2,189,029

The accompanying notes are an integral part of these financial statements.

INTEGRATED PHARMACEUTICALS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

					Period from
					February 1, 2003
	Three Months Ended		Nine Months Ended		(inception of
					development stage)
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005	to September 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$—	$17,560	$60,658	$52,210	$137,999

COST OF GOODS SOLD
Materials and supplies	—	19,000	56,101	24,694	101,079
Total Cost of Goods Sold	—	19,000	56,101	24,694	101,079

GROSS PROFIT	—	(1,440)	4,557	27,516	36,920

GENERAL AND ADMINISTRATIVE EXPENSES
Depreciation and amortization	64,770	63,689	195,556	189,186	719,322
Research and development	47,919	66,204	134,452	233,346	883,546
Marketing	3,900	58,804	12,749	209,957	584,086
Legal and professional fees	51,152	70,894	143,043	257,333	1,121,821
Consulting	51,918	198,038	125,996	552,431	3,159,995
Idle facility expense	153,743	242,045	439,007	858,669	1,868,189
Occupancy	30,330	44,660	99,540	223,228	1,125,657
Labor and benefits	13,750	81,403	61,418	231,909	815,440
Services paid by stock options	43,754	193,575	224,402	454,155	1,479,831
Office supplies and expenses	5,359	8,191	15,277	30,657	178,625
Travel	2,870	1,134	6,491	25,002	177,294
Other general and administrative expenses	30,380	44,311	106,455	109,538	541,957
Total General and Administrative Expenses	499,845	1,072,948	1,564,386	3,375,411	12,655,763

OPERATING INCOME (LOSS)	(499,845)	(1,074,388)	(1,559,829)	(3,347,895)	(12,618,843)

OTHER INCOME (EXPENSES)
Interest income	3	127.17	79	1,255	10,277
Interest expense	(2,805)	(179.15)	(5,842)	(589)	(1,422,377)
Other income (expense)	—	—	—	—	(5,560)
Total Other Income and Expenses	(2,802)	(52)	(5,763)	666	(1,417,660)

LOSS BEFORE TAXES	(502,647)	(1,074,440)	(1,565,592)	(3,347,229)	(14,036,503)

INCOME TAXES	—	—	—	—	—

NET LOSS	(502,647)	(1,074,440)	(1,565,592)	(3,347,229)	(14,036,503)

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gain (loss) in market value of investments	1,570	(220)	880	(1,000)	(160)

COMPREHENSIVE LOSS	$(501,077)	$(1,074,660)	$(1,564,712)	$(3,348,229)	$(14,036,663)

NET INCOME (LOSS) PER COMMON SHARE,
BASIC AND DILUTED	$(0.02)	$(0.06)	$(0.07)	$(0.20)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING, BASIC AND DILUTED	22,593,196	17,438,891	21,019,032	16,849,830

The accompanying notes are an integral part of these financial statements.

INTEGRATED PHARMACEUTICALS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

			Period from
			February 1, 2003
			(inception of
	Period Ended	Period Ended	development stage)
	September 30, 2006 (Unaudited)	September 30, 2005 (Unaudited)	to September 30, 2006 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,565,592)	$(3,347,229)	$(14,036,503)
Adjustments to reconcile net income (loss) to net cash
flows provided (used) by operating activities:
Depreciation and amortization	405,587	396,043	1,205,641
Loss on disposition of assets	—	—	7,024
Stock and warrants issued as incentive for notes payables	—	—	496,389
Stock issued for interest expense	—	—	149,878
Stock issued for rent expense	22,605	149,666	614,184
Stock issued for services	18,390	69,934	1,026,011
Stock issued for assets and securities	—	—	43,739
Stock options and warrants vested	350,399	—	3,740,306
Recognition of noncash deferred financing expense	—	—	578,699
Options and warrants issued for services and financing	—	969,761	253,753
Noncash recovery of other income	—	—	(1,850)
Changes in assets and liabilities:
Receivables	(10,512)	(17,500)	(14,601)
Inventory	7,826	(58,118)	(115,318)
Prepaid expenses	32,951	8,431	122,290
Other assets	763	—	6,370
Accounts payable	3,588	(89,031)	84,703
Accrued expenses	23,876	(5,026)	17,011
Net cash used by operating activities	(710,119)	(1,923,069)	(5,822,274)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(39,664)	(199,096)	(2,713,762)
Patent costs	(54,573)	—	(118,791)
Leasehold concessions received	—	—	185,000
Net cash used by investing activities	(94,237)	(199,096)	(2,647,553)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock units	785,000	783,125	7,417,375
Payments on capital leases	(195)	(3,984)	(9,563)
Proceeds from related party loans	(20,493)	—	(24,379)
Proceeds from exercise of options	—	1,080	1,080
Proceeds from convertible debt	—	—	939,900
Net cash provided by financing activities	764,312	780,221	8,324,413

Net increase in cash	(40,044)	(1,341,944)	(145,414)

Cash, beginning of period	182,582	1,461,708	287,952

Cash, end of period	$142,538	$119,764	$142,538

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Income taxes paid	$—	$—	$—
Interest paid	$—	$—	$25,000

NON-CASH INVESTING AND FINANCING:
Stock options and warrants vested	$350,399	$—	$3,740,306
Stock and warrants issued for convertible debt	$—	$—	$1,613,076
Stock issued for assets and securities	$—	$—	$43,739
Stock issued as deferred incentive for notes payables	$—	$—	$519,587
Stock issued for prepaid and deferred rent and rent expense	$22,605	$149,666	$614,184
Stock and warrants issued for services	$18,390	$69,934	$1,026,011
Warrants and options issued for deferred services and financing	$—	$969,761	$520,102
Accounts payable paid by contributed capital	$—	$—	$27,767
Noncash recovery of other income	$—	$—	$1,850

The accompanying notes are an integral part of these financial statements.

INTEGRATED PHARMACEUTICALS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
September 30, 2006

NOTE 1 - BUSINESS ORGANIZATION AND BASIS OF PRESENTATION

Integrated Pharmaceuticals, Inc., (hereinafter, “the Company”) is the successor to Advanced Process Technologies, Inc. (hereinafter, “APT”) a corporation formed on March 23, 1998 under the laws of the Commonwealth of Massachusetts. In February 2003, the Company began a new development stage whereby it began the development of technologies for the production of clinically active pharmaceutical compounds, including active small molecules and recombinant DNA technology derived products. The Company was involved in contract research for pharmaceutical companies, through January 2003, when it changed its primary focus to the development of its own technology and manufacturing capacity.

On September 5, 2000, the Company agreed to an exchange of its stock in an acquisition with Bitterroot Mining Company (hereinafter “Bitterroot”). This transaction was accounted for as an acquisition and recapitalization of an operating enterprise by a non-operating public company. The legal entity is that of Bitterroot, while the accounting entity is the operating company, which had been APT. At that time, the Company acquired new non-qualifying shareholders and automatically converted from an “S” corporation to a regular “C” corporation. On November 28, 2000, the Company changed its name to Integrated Pharmaceuticals, Inc. As a result of this transaction, Integrated Pharmaceuticals, Inc. changed it state of domicile to Idaho, and operates as an Idaho corporation.

In 2004, the Company obtained significant additional capital through a private placement of its stock and the issuance of convertible debt. Additionally, the majority of this convertible debt was converted to common stock during 2004. The company has raised additional capital through private placements in 2005 and 2006 to continue its operations. Management plans to use the majority of the proceeds from the financing to implement its business plan. As a result of the proceeds received management has determined that it can continue as a going concern for at least the next twelve months.

At September 30, 2006, the Company was considered a development stage enterprise as it is devoting substantially all of its efforts to establishing a new business and substantial planned principal operations had not yet commenced.

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10QSB and Regulation S-B as promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2005. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. Operating results for the nine-month period ended
September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

INTEGRATED PHARMACEUTICALS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
September 30, 2006

NOTE 2 - LIMITED SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Development Stage Activities
The Company began a new development stage February 1, 2003, when it discontinued outside contract research as its primary focus. It is now primarily engaged in the development and production of clinically active pharmaceutical compounds, including active small molecules and recombinant DNA technology derived products.

Fair Value of Financial Instruments
The Company’s financial instruments as defined by Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” include cash, receivables, and payable. All instruments are accounted for on an historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at September 30, 2006.

Inventory
The Company maintains an inventory of raw materials, work in process, and finished goods. Inventories are stated at the lower of cost or market. Cost has been determined by using the first-in first-out method. As of September 30, 2006, the Company’s raw material, work in process, and finished goods inventories totaled $61,766, $9,142, and $44,410 respectively.

Recent Accounting Pronouncements
In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering

INTEGRATED PHARMACEUTICALS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
September 30, 2006

into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations at September 30, 2006.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140” (hereinafter “SFAS No. 155”). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations at September 30, 2006.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” (hereinafter “SFAS No. 154”) which replaces Accounting Principles Board Opinion No. 20, “Accounting

INTEGRATED PHARMACEUTICALS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
September 30, 2006

Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. The Company does not expect SFAS No. 154 to have an impact on its consolidated financial position, results of operations, or cash flows at September 30, 2006.

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “conditional asset retirement obligation,” which as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations at September 30, 2006.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153.  This statement addresses the measurement of exchanges of nonmonetary assets.  The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that opinion, however, included certain exceptions to that principle.  This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This statement is effective for financial statements for fiscal years beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued.  Management believes the adoption of this statement will have no impact on the financial statements of the Company at September 30, 2006.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, “Accounting for Stock Based Compensation.”  This statement supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance.  This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  This statement focuses primarily on accounting for

INTEGRATED PHARMACEUTICALS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
September 30, 2006

transactions in which an entity obtains employee services in share-based payment transactions.  This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123.  This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” The Company expects no changes to its financial reporting as it is currently reporting and complying with the fair value method of SFAS No. 123.

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 151, “Inventory Costs— an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company had previously adopted this statement for its year ended December 31, 2004. For the period ended September 30, 2006, the Company has recorded $439,007 as idle facility expense.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from 5 to 10 years. The following is a summary of property, equipment and accumulated depreciation at September 30, 2006 and December 31, 2005:

	2006	2005
Equipment	$1,770,477	$1,730,815
Furniture and fixtures	120,114	120,114
Leasehold improvements	826,511	826,511
	2,717,102	2,677,440
Less: Accumulated depreciation	(1,332,390)	(932,069)
Total	$1,384,712	$1,745,371

Depreciation and amortization expense for the periods ended September 30, 2006 and December 31, 2005 were $400,322 (of which $210,030 is included in “idle facility expense”), and $528,956 (of which $276,328 is included in “idle facility expense”), respectively. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted

INTEGRATED PHARMACEUTICALS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
September 30, 2006

future cash flows estimated to be generated by these assets to their respective carrying amounts. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

NOTE 4 - CAPITAL STOCK

Preferred Stock
In November 2004, the Company amended the authorized capital stock section of its articles of incorporation. The Company is authorized to issue 20,000 shares of non-assessable $0.10 par value preferred stock. As of September 30, 2006, the Company has not issued any preferred stock.

Common Stock
In November 2004, the Company amended the authorized capital stock section of its articles of incorporation. The Company is authorized to issue 75,000,000 shares of non-assessable $0.01 par value common stock. Each share of stock is entitled to one vote at the annual shareholders’ meeting.

In May 2005, the Company commenced a private placement offering of its common stock to accredited investors. During the first round of investment, the Company sold 1,044,166 units for $0.75 per unit, with each unit consisting of one share of common stock and 40% of a warrant to purchase an additional share of common stock, raising $783,125. The exercise price of the warrants is $1.50, and they expire on December 31, 2007. The value of the warrants attached to the stock issued was $110,454, based upon the Black-Scholes calculation.

In November 2005, during the second round of investment, the Company sold 954,001 units for $0.25 per unit, with each unit consisting of one share of common stock and 80% of a warrant to purchase an additional share of common stock, raising $238,500. The exercise price of the warrants is $0.90, and they expire on June 30, 2008. The value of the warrants attached to the stock issued was $25,540, based upon the Black-Scholes calculation.

In November 2005 individuals that had invested during the first round of the private placement offering, received additional warrants. They received 20% of the number of shares originally purchased. The exercise price of these warrants was $1.50, and they expire on December 31, 2007.

In November 2005 individuals that invested during both rounds of the private placement offering received additional warrants. They received 40% of the number of shares purchased during the first round. The exercise price of these warrants was $1.50, and they expire on December 31, 2007.

INTEGRATED PHARMACEUTICALS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
September 30, 2006

In January 2006 the Company raised an additional $100,000 from investors based on the terms of the second round of financing. The company sold 400,000 units for $0.25 per unit, with each unit consisting of one share of common stock and 80% of a warrant to purchase an additional share of common stock. The exercise price of the warrants is $0.90, and they expire on June 30, 2008. The value of the warrants attached to the stock issued was $6,000, based upon the Black-Scholes calculation.

In March 2006 a third round of investing was started. During the nine months ended September 30, 2006, the Company sold 3,425,000 units for $.20 per unit, with each unit consisting of one share of common stock and 40% of a warrant to purchase an additional share of common stock, raising $685,000. The exercise price of the warrants is $0.45, and they expire on June 30, 2008. The value of the warrants attached to the stock issued was $77,050, based upon the Black-Scholes calculation.

The Company has a lease for its facility in Fitchburg, Massachusetts whereby the base rent is paid with one share of common stock for each $1.00 of rent. A total of 93,972 shares, valued at approximately $22,605, were issued during the nine-month period ended September 30, 2006 for payment of rent. Additionally, the Company issued 72,095 shares of common stock at an average price of $.26 per share in exchange for services.

NOTE 5 - COMMON STOCK OPTIONS AND WARRANTS

2002 Stock Plan
During the nine months ended September 30, 2006, the Company recorded an expense of approximately $224,402 for vested options. Options in the amount of $29,651 were rescinded.

The following is a summary of the Company’s equity compensation plans:

Plan	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plan approved by security holders (1)	1,025,000	$0.62	575,000

Total	1,025,000		575,000

(1)    Second Amended and Restated 2002 Stock Plan

INTEGRATED PHARMACEUTICALS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
September 30, 2006

Following is a summary of the status of the options outstanding during the periods ended December 31, 2005 and September 30, 2006.

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2004	1,283,000	$0.96
Granted	2,000.65
Exercised	(6,000)	.18
Rescinded	(119,000)	—
Outstanding at December 31, 2005	1,160,000	0.60
Granted	—	—
Exercised	—	—
Rescinded	(135,000)	—
Options outstanding at September 30, 2006	1,025,000	$0.62

Options exercisable at September 30, 2006	782,400	$0.72
Weighted average fair value of options granted in 2006		—

Warrants
At September 30, 2006 and December 31, 2005, there were outstanding warrants to purchase 7,760,401 and 6,729,068 shares respectively, of the Company’s common stock, at prices ranging from $.45 to $2.50 per share. The warrants vest at various rates ranging up to 4 years and expire at various dates through 2014.

NOTE 6 - CONCENTRATIONS

Credit Risk for Cash Held at Banks
The Company maintains its cash accounts primarily at a Massachusetts bank. These funds are insured to a maximum of $100,000. At September 30, 2006, approximately $42,538 was at risk.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Patent License Agreement
During 2001, the Company entered into a license agreement, with a related party, for the rights to a patent application. The Company may further develop, make, use, sub-lease, promote, distribute, sell and market the patent product or process. The Company is responsible for the expenses of prosecuting the patent application, which matured into an issued patent in 2002. In addition, a royalty of 3% of net sales, less discounts, is obligated to be paid on a quarterly basis for the license, with minimum annual royalties of $100,000, before discounts. During the

INTEGRATED PHARMACEUTICALS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS
September 30, 2006

periods ended December 31, 2005 and September 30, 2006, applicable royalties were waived by the patent holder.

On October 13, 2005, the license agreement was amended. The related party agreed to waive any royalties until the Company reaches annual sales of $5,000,000. In addition, the related party agreed to waive any royalties if the products produced by the licensed technology don’t make a profit of more than 12.5% before payment of income taxes (EBITA). No royalties were paid or accrued during the period ended September 30, 2006.

Building Lease in Fitchburg
In September 2003, the Company signed a five-year lease agreement for a commercial real estate property in Fitchburg, Massachusetts. The base rent, which for the first year was $10,843 per month, will be paid with one share of common stock for each $1.00 of rent. The Company has the option to purchase this property in September 2006 and is obligated to do so by September 2008. If the Company has not purchased the property by September 2006, then the rent becomes payable 50% in cash and 50% in stock.

Total rental expense, including common area charges, for the periods ending September 30, 2006 and December 31, 2005 was approximately $36,605 (of which $24,403 is included in “idle facility expense”) and $169,920 (of which $113,280 is included in “idle facility expense”).

NOTE 8 -SUBSEQUENT EVENTS

Application for Bulletin Board Listing
Subsequent to September 30 2006, the Company’s application to the NASD to list it’s stock on the Bulletin Board Exchange was accepted..

Financing

Subsequent to September 30 2006 the Company has raised $620,160 through sale of its common shares.

INTEGRATED PHARMACEUTICALS, INC.

15,000,000 SHARES OF COMMON STOCK

 We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date hereof.

____________________ PROSPECTUS ____________________
______________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our articles of incorporation provide that, to the fullest extent permitted by governing Idaho law, our directors shall not be personally liable to us or our shareholders for monetary damages relating to a director's conduct as a director, or any action taken or failure to act as a director. Our articles of incorporation also provide that we may indemnify, to the fullest extent permitted by law, any director or officer of the corporation who is made a party to any proceeding by reason of the fact that he or she is our director or officer from any liability incurred in that proceeding. Our bylaws provide that, to the fullest extent permitted by the Idaho General Business Corporation Act, we will indemnify each director, and may also indemnify any officer or other person, who is made or threatened to be made party to a proceeding by reason of the fact that the person is or was a director or officer of the Corporation, or by reason of the fact that such other person is or was an employee or agent of the Corporation or, at the request of the Corporation, of another corporation, partnership, joint venture, trust or other enterprise, for liability incurred by such person as a result of such proceedings.

Under Section 30-1-858 of the Idaho Code, a corporation may by a provision in its Bylaws obligate itself to provide indemnification to or advance expenses for its directors in connection with a threatened or pending legal action or proceeding, subject to the limits of Section 30-1-851 of the Idaho Code, which permits the Company to indemnify a director who is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal because he is a director against liability incurred in the proceeding if:

(a)	(i)	He conducted himself in good faith; and

(ii)	He reasonably believed:

(A)	In the case of conduct in his official capacity, that his conduct was in the best interest of the corporation, and

(B)	In all cases, that his conduct was at least not opposed to the best interests of the corporation; and

(iii)	In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(b)
He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by section 30-1-202(2)(e) of the Idaho Code.

A director's conduct with respect to an employee plan for a purpose he reasonably believed to be in the best interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subsection (1)(a)(ii)(B) above. The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in this section.

Unless ordered by a court under section 30-1-854(1)(c) of the Idaho Code, a corporation may not indemnify a director:

(a)
In connection with a proceeding brought by or on behalf of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (1) of Section 30-1-851 of the Idaho Code; or

(b)
In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The Idaho Code requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

An individual who is an officer of the Company may be indemnified under the Idaho Code to the same extent as a director. An officer may in addition, be indemnified as provided in the articles of incorporation or bylaws, in a resolution of the Board of Directors or by contract except there shall by no indemnification for:

(i)	Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(ii)	Liability arising out of conduct that constitutes:

(A)	Receipt by the officer of a financial benefit to which the officer is not entitled;

(B)	An intentional infliction of harm on the corporation of its shareholders; or

(C)	An intentional violation of criminal law.

The Idaho Code requires a corporation to indemnify an officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was an officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by the company.

Registration fee	$105.92

Fees and expenses of accountants	$1,500.00

Fees and expenses of legal counsel	$15,000.00

Printing and engraving expenses	$1,000.00

Miscellaneous expenses	$0.00

Total	$17,605.92

Item 26. Recent Sales of Unregistered Securities

In 2003 and 2004, we sold convertible notes having an aggregate principal amount of $1,139,900. Purchasers of these notes were issued an aggregate of 569,950 shares of common stock at the time of their investment, and warrants, exercisable at $2.50 per share, to purchase an additional 1,139,900 shares of our common stock. These notes were convertible into common stock at $1.25 per share. In April 2004, holders of convertible notes having an outstanding principal amount of $1,014,900 voluntarily converted their notes into common stock at that price. A total of 859,579 shares were issued to these note holders upon conversion.

In March and May 2004, the Company closed on a private placement of common stock in which $5,721,000 was invested in the Company. Except as noted below, the stock was issued at $1.00 per share, and each investor received a warrant to purchase one share of common stock at $2.50 per share for each two shares of stock purchased in the private placement. Warrants for a total of 2,904,625 shares were issued to these investors.

The largest single investor in the 2004 private placement was David Smith, who is now one of our directors. Mr. Smith, together with his affiliated entities, and his relatives and trusts established for their benefit, invested $2.615 million in the offering, or more than 45% of the amount raised. Mr. Smith negotiated a discount from the $1.00 offering price, resulting in an average price per share for Mr. Smith and his affiliates of $0.94. The other investors in the 2004 private placement paid $1.00 per share. A rescission offer was made to the other investors because of the discount that Mr. Smith received. No investor expressed a desire to rescind his, her or its investment in the 2004 private placement.

In May 2005, the Company commenced a private placement offering of its common stock to accredited investors. During this round of investment, the Company sold 1,044,166 units for $0.75 per unit, with each unit consisting of one share of common stock and a warrant to purchase 40% of an additional share of common stock, raising $783,125. The exercise price of the warrants is $1.50, and they expire on December 31, 2007. The value of the warrants attached to the stock issued was $110,454, based upon the Black-Scholes calculation.

In November 2005, the Company sold 954,001 units for $0.25 per unit, with each unit consisting of one share of common stock and a warrant to purchase 80% of an additional share of common stock, raising $238,500. The exercise price of the warrants is $0.90, and they expire on June 30, 2008. The value of the warrants attached to the stock issued was $25,540, based upon the Black-Scholes calculation.

Also in November 2005 individuals that had invested during the first round of the private placement offering, received additional warrants. If they did not participate in the November 2005 private placement, they received a warrant for 20% of the number of shares originally purchased; and if they did participate in the November 2005 private placement, they received a warrant for 40% of the number of shares originally purchased. The exercise price of these warrants was $1.50, and they expire on December 31, 2007.

In January 2006, as a continuation of the November 2005 financing round, the Company raised an additional $100,000 from investors. The company sold 400,000 units for $0.25 per unit, with each unit consisting of one share of common stock and a warrant to purchase 80% of an additional share of common stock. The exercise price of the warrants is $0.90, and they expire on June 30, 2008. The value of the warrants attached to the stock issued was $6,000, based upon the Black-Scholes calculation.

In the first half of 2006, the Company raised an additional $685,000 in another private placement, selling 3,425,000 units for $.20 per unit, with each unit consisting of one share of common stock and a warrant to purchase 40% of an additional share of common stock. The exercise price of the warrants is $0.45, and they expire on June 30, 2008. The value of the warrants attached to the stock issued was $77,050, based upon the Black-Scholes calculation.

In December 2006, the Company raised an additional $1,050,260 in another private placement, selling 17,504,344 units for $.06 per unit, with each unit consisting of one share of common stock and a warrant to purchase 50% of an additional share of common stock. The exercise price of the warrants is $0.35, and they expire on June 30, 2008.

In 2004, we granted incentive stock options to Chinmay Chatterjee (200,000 shares), Edward Furtado (70,000 shares) and Nilu Chatterjee (193,000 shares). Each of these options has a five-year vesting schedule. The option granted to Chinmay Chatterjee has a term of five years, and the other two options have a term of ten years. The options issued to Edward Furtado and Nilu Chatterjee had an exercise price of $1.00; and the option issued to Chinmay Chatterjee had an exercise price of $1.10.

In August 2004, we issued an incentive option for 75,000 shares to Dr. Hermann Oppermann in connection with his commencement of employment with the Company. This option, which is exercisable at $2.90 per share, vests over 5 years.

We lease our Fitchburg facility on terms that call for the payment of base rent in the form of common stock. The company has issued 93,908 shares to its landlord in 2006 in satisfaction of $93,908 in rent obligations. During the years ended December 31, 2005, and December 31, 2004, we issued 161,686 and 13,337 shares of common stock to the landlord pursuant to the lease, in satisfaction of $161,686 and $13,337 of rents payable in this form, respectively. Because of a difference between the agreed upon value of shares specified in our lease ($1.00 per share) and the market value of the shares at the time that the rent obligation was payable (which fluctuated between a low of $0.11 per share and a high of $2.36 per share), the issuance of these shares resulted in charges to our earnings that differed from these figures. We believe that the landlord is an accredited investor within the meaning of SEC regulation D, and have issued shares to the landlord in reliance upon the exemption provided by section 4(2) of the Securities Act.

In addition, the Company has issued approximately 836,128 shares of its common stock to a number of service providers in the years 2003-2006, including 253,087 to its law firm in partial payment for legal services, 118,535 shares to David Smith as director’s fees, 140,400 each to James Chantilas and Kathy Drew for consulting services and 100,000 shares to James Czirr for consulting services. We also issued to consultants warrants to acquire 1,036,800 shares of common stock, exercisable at $1.00 per share; and an incentive option to acquire 15,000 shares of common stock at $0.18 per share. We believe these issuances to be covered by SEC rule 701 and/or section 4(2) of the Securities Act.

Item 27. Exhibits.

Number	Description of Exhibit

3.1	Amended and Restated Articles of Incorporation of Integrated Pharmaceuticals, Inc. (1)

3.2	Amended and Restated Bylaws of Integrated Pharmaceuticals, Inc. (2)

4.1	Specimen Certificate for Integrated Pharmaceuticals, Inc. Common Stock, par value $.01 per share (2)

4.2	Form of Common Stock Purchase Warrant (2)

5.1	Opinion of Bromberg & Sunstein LLP*

10.1	Amended and Restated Patent License Agreement with NEC Partners (2)

10.2	Lease Agreement with Chantilas Properties, LLC and Advanced Process Technologies, Inc. (2)

10.3	Assignment and Assumption of Lease(2)

10.4	Consulting and Warrant Agreements with James Czirr (2)

10.5	2002 Stock Plan (2)

10.6	Registration Rights Agreement(2)

10.7	Letter dated May 5, 2005 amending the Patent License Agreement with NEC Partners (3)

10.8	Letter dated October 13, 2005 amending the Patent License Agreement with NEC Partners (4)

10.9	Investment Agreement between the Company and Dutchess Private Equities Fund, Ltd. dated December 22, 2006 (6)

10.10	Registration Rights Agreement between the Company and Dutchess Private Equities Fund, Ltd. dated December 22, 2006 (6)

10.11	Placement Agent Agreement among the Company, US Euro Securities Inc. and Dutchess Private Equities Fund, Ltd. dated December 22, 2006

14	Financial Code of Ethics (5)

21	Subsidiaries of Integrated Pharmaceuticals (5)

23.1	Consent of Bromberg & Sunstein LLP (included in Exhibit 5.1)*

23.2	Consent of Williams & Webster, P.S. (6)

24.1	Power of Attorney (6)

(1) Previously filed and incorporated by reference to Amendment No. 1 to the Company’s Form 10-SB Registration Statement filed with the Securities and Exchange Commission on December 3, 2004.

(2) Previously filed and incorporated by reference to the Company’s Form 10-SB Registration Statement filed with the Securities and Exchange Commission on September 27, 2004.

(3) Previously filed and incorporated by reference to Amendment No. 3 to the Company’s Form 10-SB Registration Statement filed with the Securities and Exchange Commission on May 12, 2005.

(4) Previously filed and incorporated by reference to the Company’s Form 10-QSB filed with the Securities Exchange Commission on November 14, 2005.

(5) Previously filed and incorporated by reference to the Company’s Form 10-KSB filed with the Securities Exchange Commission on September 29, 2005.

(6) Previously filed and incorporated by reference to the Company’s Registration Statement on Form SB-2 filed with the Securities Exchange Commission on January 26, 2007.

* To be filed by amendment.

Item 28. Undertakings

(a)     The undersigned hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

           (iii)    To include any additional or changed material information on the plan of distribution.

2.    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, in the city of Boston, Massachusetts, on this 30th day of January, 2007.

INTEGRATED PHARMACEUTICALS, INC.

By:	/s/ Chinmay Chatterjee
Chinmay Chatterjee, Ph.D.
Chief Executive Officer

By:	/s/ Nilu Chatterjee
Nilu Chatterjee, Ph.D.
Treasurer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Chinmay Chatterjee Chinmay Chatterjee, Ph.D.	Director, Chief Executive Officer and President	January 30, 2007
/s/ Nilu P. Chatterjee Nilu P. Chatterjee, Ph.D.	Director, Vice-President of Research and Development, and Treasurer	January 30, 2007
* Edward D. Furtado	Director, Vice-President of Operations and Secretary	January 30, 2007
* David H. Smith II	Director	January 30, 2007
* Sally Johnson-Chin	Director	January 30, 2007
* Ken Wlosek	Director	January 30, 2007

* /s/ Chinmay Chatterjee

Chinmay Chatterjee, Ph. D.
Attorney-in-Fact